As filed with the Securities and Exchange Commission on December 12, 2001
================================================================================
                                                      Registration No. 333-69332
================================================================================
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549


                          AMENDMENT NO. 1 TO FORM SB-2
             REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

                    NEVADA                                CYCO.NET, INC.                               13-3389415
(State or Other Jurisdiction of Incorporation       (Name of Registrant in Our            (I.R.S. Employer Identification No.)
               or Organization)                              Charter)

                                                               7389
      4201 YALE BOULEVARD, N. E. SUITE G           (Primary Standard Industrial                      RICHARD URREA
        ALBUQUERQUE, NEW MEXICO 87107              Classification Code Number)             4201 YALE BOULEVARD, N. E. SUITE G
             (505) 344-9643                                                                  ALBUQUERQUE, NEW MEXICO 87107
  (Address and telephone number of Principal                                                        (505) 344-9643
   Executive Offices and Principal Place of                                           (Name, address and telephone number of agent
                  Business)                                                                           for service)

                                                             Copies to:
                     Clayton E. Parker, Esq.                                              Troy J. Rillo, Esq.
                    Kirkpatrick & Lockhart LLP                                         Kirkpatrick & Lockhart LLP
              201 S. Biscayne Boulevard, Suite 2000                              201 S. Biscayne Boulevard, Suite 2000
                       Miami, Florida 33131                                               Miami, Florida 33131
                          (305) 539-3300                                                     (305) 539-3300
                  Telecopier No.: (305) 358-7095                                     Telecopier No.: (305) 358-7095

         Approximate date of commencement of proposed sale to the public: AS SOON AS PRACTICABLE AFTER THIS REGISTRATION STATEMENT BECOMES EFFECTIVE.

         If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933 check the following box. |X|

         If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. |_|

         If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. |_|

         If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. |_|

                             ----------------------

         THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THIS REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.

                                  Subject to completion, dated December 12, 2001

                                 CYCO.NET, INC.
                        41,300,000 SHARES OF COMMON STOCK

         This prospectus relates to the sale of up to 41,300,000 shares of Cyco.net's common stock by certain persons who are, or will become, stockholders of Cyco.net. Please refer to "Selling Stockholders" beginning on page 9. Of that total, a single stockholder will sell up to 40,000,000 shares of common stock in this offering that it will receive pursuant to an Equity Line of Credit. Cyco.net is not selling any shares of common stock in this offering and therefore will not receive any proceeds from this offering. We will, however, receive proceeds from the sale of common stock under the Equity Line of Credit. All costs associated with this registration will be borne by us. Cyco.net has agreed to pay Cornell Capital Partners, L.P. a fee of 8.4% of the proceeds raised by us under the Equity Line of Credit.

         The shares of common stock are being offered for sale on a "best efforts" basis by the selling stockholders at prices established on the Over-the-Counter Bulletin Board during the term of this offering. There are no minimum purchase requirements. These prices will fluctuate based on the demand for the shares of common stock.

         The selling stockholders consist of:

         o Cornell Capital Partners, L.P., which intends to sell up to 40,000,000 shares of common stock to be purchased under an Equity Line of Credit Agreement, dated August 16, 2001.

         o Other selling stockholders, which intend to sell up to 1,300,000 shares of common stock purchased in private offerings.

         Cornell Capital Partners, L.P. is an "underwriter" within the meaning of the Securities Act of 1933 in connection with the sale of common stock under the Equity Line of Credit Agreement. Cornell Capital Partners, L.P. will pay Cyco.net 82% of the market price of our common stock. The 18% discount on the purchase of the common stock to be received by Cornell Capital Partners, L.P. will be an underwriting discount.

         Our common stock is quoted on the Over-the-Counter Bulletin Board maintained by the NASD under the symbol "CYKE." On December 7, 2001, the last reported sale price of our common stock was $0.10 per share.

         THESE SECURITIES ARE SPECULATIVE AND INVOLVE A HIGH DEGREE OF RISK.

         PLEASE REFER TO "RISK FACTORS" BEGINNING ON PAGE 4.

                                                      PROCEEDS TO SELLING
                             PRICE TO PUBLIC*             SHAREHOLDERS
           Per share
             TOTAL
                                $0.10                     $0.10
                                $0.10                     $4,130,000
-----------------------

* This includes the sale of 40,000,000 shares of common stock by Cornell Capital Partners, L.P. All proceeds from the sale of these shares will be paid to the selling stockholders.


         With the exception of Cornell Capital Partners, L.P., which is an "underwriter" within the meaning of the Securities Act of 1933, no other underwriter or person has been engaged to facilitate the sale of shares of common stock in this offering. This offering will terminate 24 months after the accompanying registration statement is declared effective by the Securities and Exchange Commission. None of the proceeds from the sale of stock by the selling stockholders will be placed in escrow, trust or any similar account.

         THE SECURITIES AND EXCHANGE COMMISSION AND STATE SECURITIES REGULATORS HAVE NOT APPROVED OR DISAPPROVED OF THESE SECURITIES, OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.


              The date of this prospectus is ___________ ___, 2001.

                                TABLE OF CONTENTS


PROSPECTUS SUMMARY............................................................1
THE OFFERING..................................................................2
SUMMARY CONSOLIDATED FINANCIAL INFORMATION....................................3
RISK FACTORS..................................................................4
FORWARD-LOOKING STATEMENTS....................................................8
SELLING STOCKHOLDERS..........................................................9
USE OF PROCEEDS..............................................................10
DILUTION.....................................................................11
EQUITY LINE OF CREDIT........................................................12
PLAN OF DISTRIBUTION.........................................................13
MANAGEMENT'S DISCUSSION AND ANALYSIS OR PLAN OF OPERATION....................14
DESCRIPTION OF BUSINESS......................................................17
MANAGEMENT...................................................................22
DESCRIPTION OF PROPERTY......................................................24
LEGAL PROCEEDINGS............................................................24
PRINCIPAL STOCKHOLDERS.......................................................25
CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS...............................26
MARKET PRICE OF AND DIVIDENDS ON THE REGISTRANT'S  COMMON
     EQUITY AND OTHER SHAREHOLDER MATTERS....................................27
DESCRIPTION OF SECURITIES....................................................28
EXPERTS .....................................................................29
LEGAL MATTERS................................................................29
HOW TO GET MORE INFORMATION..................................................29
FINANCIAL STATEMENTS.........................................................F-1


--------------------------------------------------------------------------------

         We intend to distribute to our shareholders annual reports containing audited financial statements. Our audited financial statements for the fiscal year December 31, 2000, were contained in our Annual Report on Form 10-KSB.

                               PROSPECTUS SUMMARY


                                    OVERVIEW

         Cyco.net, Inc. is the successor corporation to AVE, Inc. Cyco.net is an e-commerce business. The main web site is in the form of an "e" zine, similar to a magazine except that it is only available on-line. The web site is
WWW.CYCO.NET. It currently has two fully operational ancillary sites, cycocigs.com and aabakismokes.com, which are in the market of selling cigarettes on-line. We have also registered the sites of digidarkroom.com, and cyconet.com, and psychocigs.com, which sends viewers to cycocigs.com.


                                    ABOUT US

         Our principal office is located at 4201 Yale Boulevard, N. E. Suite G, Albuquerque, New Mexico 87107. Our telephone number is (505) 344-9643.

                                  THE OFFERING

         This offering relates to the sale of common stock by certain persons who are, or will become, stockholders of Cyco.net. The selling stockholders consist of:

         o Cornell Capital Partners, L.P., which intends to sell up to 40,000,000 shares of common stock to be issued under an Equity Line of Credit Agreement, dated August 16, 2001.

         o Other selling stockholders, who intend to sell up to 1,300,000 shares of common stock purchased in private offerings.

         Pursuant to the Equity Line of Credit, we may, at our discretion, periodically issue and sell to Cornell Capital Partners, L.P. shares of common stock for a total purchase price of $5.0 million. Cornell Capital Partners, L.P. will purchase the shares of common stock for an 18% discount to the prevailing market price of our common stock. Cornell Capital Partners, L.P. intends to sell any shares purchased under the Equity Line of Credit at the then prevailing market price. Among other things, this prospectus relates to the shares of common stock to be issued under the Equity Line of Credit.

COMMON STOCK OFFERED                                    41,300,000 shares by selling stockholders

OFFERING PRICE                                          Market price

COMMON STOCK OUTSTANDING BEFORE THE OFFERING(1)         26,496,419 shares

USE OF PROCEEDS                                         We will not  receive any  proceeds  of the shares  offered by the selling  stockholders.  Any  proceeds we receive from the sale of common  stock under the Equity Line of Credit will be
                                                        used  for  the  purchase  of  inventory,   web   development,
                                                        marketing and general working capital  purposes.  See "Use of
                                                        Proceeds."

RISK FACTORS                                            The  securities  offered hereby involve a high degree of risk and immediate  substantial  dilution.  See "Risk Factors" and
                                                        "Dilution."

OVER-THE-COUNTER BULLETIN BOARD SYMBOL                  CYKE


--------
(1) Excludes options to purchase 1,350,000 options, of which 600,000 have an exercise price of $0.10 per share and 750,000 have an exercise price of $0.06 per share.

                                                     SUMMARY CONSOLIDATED FINANCIAL INFORMATION

                                               FOR THE NINE MONTHS   FOR THE NINE MONTHS    FOR THE YEAR          FOR THE YEAR
                                                    ENDED                 ENDED                 ENDED                 ENDED
                                                SEPTEMBER 30,         SEPTEMBER 30,          DECEMBER 31,          DECEMBER 31,
                                                     2001                  2000                  2000                  1999
                                                     ----                  ----                  ----                  ----
STATEMENT OF OPERATION DATA:

Revenues                                            $3,091,435            $1,516,676            $2,496,018                $9,671
Cost of sales                                        2,808,006             1,407,216             2,302,510                 8,321
General and administrative expenses                    400,040               168,326               386,152               141,689
Total operating expenses                             3,208,046             1,575,542             2,688,662               150,010
Income (loss) from operations                         (116,611)              (58,866)             (192,644)             (140,339)
Realized (loss) on available for sale securities            --               (25,492)              (25,492)                    --
Net income (loss)                                     (116,763)             $(84,358)            $(218,189)            $(140,442)
Unrealized gain on available for sale
    securities                                              --                 4,688                    --                (4,688)
Comprehensive income (loss)                           (116,763)             $(79,670)            $(218,189)            $(145,130)
Net income (loss) per share - basic and
    diluted                                             $(0.00)               $(0.00)               $(0.01)               $(0.01)



                                                SEPTEMBER 30,         SEPTEMBER, 30,         DECEMBER 31,          DECEMBER 31,
                                                     2001                  2000                  2000                  1999
                                                     ----                  ----                  ----                  ----

BALANCE SHEET DATA:

Cash                                                   $53,798               $47,517               $44,838               $10,737
Receivables                                             34,294               129,759                70,377                26,607
Inventory                                               19,625                 5,920                 5,776                 1,057
Total current assets                                   156,407               220,268               122,896                57,601
Intangible assets, net                                  32,414                    --                19,792                    --
Other receivables - related party                       25,707                    --                23,994                    --
Total assets                                           219,194               246,608               170,074                65,413
Accounts payable                                       216,984               199,603               163,900                45,838
Total current liabilities                              218,984               209,603               163,900                73,838
Common stock                                            26,496                20,916                21,946                19,940
Additional paid-in capital                             449,109               240,889               342,859               154,265
Accumulated (deficit)                                 (475,395)             (224,800)             (358,631)             (140,442)
Total stockholders' equity                                 210                37,005                 6,174                (8,425)
Total liabilities and stockholders' equity            $219,194              $246,608              $170,074               $65,413

                                  RISK FACTORS

         CYCO.NET IS SUBJECT TO VARIOUS RISKS WHICH MAY MATERIALLY HARM OUR BUSINESS, FINANCIAL CONDITION AND RESULTS OF OPERATIONS. YOU SHOULD CAREFULLY CONSIDER THE RISKS AND UNCERTAINTIES DESCRIBED BELOW AND THE OTHER INFORMATION IN THIS FILING BEFORE DECIDING TO PURCHASE OUR COMMON STOCK. IF ANY OF THESE RISKS OR UNCERTAINTIES ACTUALLY OCCUR, OUR BUSINESS, FINANCIAL CONDITION OR OPERATING RESULTS COULD BE MATERIALLY HARMED. IN THAT CASE, THE TRADING PRICE OF OUR COMMON STOCK COULD DECLINE AND YOU COULD LOSE ALL OR PART OF YOUR INVESTMENT.


                          RISKS RELATED TO OUR BUSINESS

WE HAVE HISTORICALLY LOST MONEY AND LOSSES MAY CONTINUE IN THE FUTURE

         We have historically lost money. In the year ended December 31, 2000, we had a net loss of $218,189, or $0.01 per share. Future losses are likely to occur. Accordingly, we may experience significant liquidity and cash flow problems because historically our operations have not been profitable. No assurances can be given that we will be successful in reaching or maintaining profitable operations.

WE MAY NEED TO RAISE ADDITIONAL CAPITAL TO FINANCE OPERATIONS

         We  have  relied  on  significant   external   financing  to  fund  our
operations. Such financing has historically come from a combination of borrowings and sale of common stock from third parties and funds provided by certain officers and directors. We cannot assure you that financing whether from external sources or related parties will be available if needed or on favorable terms. Our inability to obtain adequate financing will result in the need to curtail business operations. Any of these events would be materially harmful to our business and may result in a lower stock price. We will need to raise additional capital to fund our anticipated future expansion. Among other things, external financing may be required to cover our operating costs.

WE HAVE BEEN THE SUBJECT OF A GOING CONCERN OPINION FROM OUR INDEPENDENT AUDITORS, WHICH MEANS THAT WE MAY NOT BE ABLE TO CONTINUE OPERATIONS UNLESS WE OBTAIN ADDITIONAL FUNDING

         Our independent auditors have added an explanatory paragraph to their audit opinions issued in connection with the years ended December 31, 2000 and 1999 financial statements, which states that Cyco.net's ability to continue as a going concern depends upon its ability to secure financing, increase ownership equity and attain profitable operations. Our ability to obtain additional funding will determine our ability to continue as a going concern. Our financial statements do not include any adjustments that might result from the outcome of this uncertainty. We expect to be able to continue operations for 12 months with the cash currently on hand and anticipated from our operations.

WE ARE SUBJECT TO A WORKING CAPITAL DEFICIT, WHICH MEANS THAT OUR CURRENT ASSETS ON SEPTEMBER 30, 2001 WERE NOT SUFFICIENT TO SATISFY OUR CURRENT LIABILITIES

         We had a working capital deficit of $62,577 at September 30, 2001, which means that our current liabilities exceeded our current assets on September 30, 2001 by $62,577. Current assets are assets that are expected to be converted to cash within one year and, therefore, may be used to pay current liabilities as they become due. Our working capital deficit means that our current assets on September 30, 2001 were not sufficient to satisfy all of our current liabilities on that date.

OUR COMMON STOCK MAY BE AFFECTED BY LIMITED TRADING VOLUME AND MAY FLUCTUATE SIGNIFICANTLY

         Prior to this offering, there has been a limited public market for our common stock and there can be no assurance that an active trading market for our common stock will develop. An absence of an active trading market could adversely affect our shareholders' ability to sell our common stock in short time periods, or possibly at all. Our common stock has experienced, and is likely to experience in the future, significant price and volume fluctuations which could adversely affect the market price of our common stock without regard to our operating performance. In addition, we believe that factors such as quarterly fluctuations in our financial results and changes in the overall economy or the condition of the financial markets could cause the price of our common stock to fluctuate substantially.

OUR COMMON STOCK IS DEEMED TO BE "PENNY STOCK," WHICH MAY MAKE IT MORE DIFFICULT FOR INVESTORS TO SELL THEIR SHARES DUE TO SUITABILITY REQUIREMENTS

         Our common stock is deemed to be "penny stock" as that term is defined in Rule 3a51-1 promulgated under the Securities Exchange Act of 1934. These requirements may reduce the potential market for our common stock by reducing the number of potential investors. This may make it more difficult for investors in our common stock to sell shares to third parties or to otherwise dispose of them. This could cause our stock price to decline. Penny stocks are stock:

         o      With a price of less than $5.00 per share;

         o      That are not traded on a "recognized" national exchange;

         o Whose prices are not quoted on the Nasdaq automated quotation system (Nasdaq listed stock must still have a price of not less than $5.00 per share); or

         o In issuers with net tangible assets less than $2.0 million (if the issuer has been in continuous operation for at least three years) or $5.0 million (if in continuous operation for less than three years), or with average revenues of less than $6.0 million for the last three years.

         Broker/dealers dealing in penny stocks are required to provide potential investors with a document disclosing the risks of penny stocks. Moreover, broker/dealers are required to determine whether an investment in a penny stock is a suitable investment for a prospective investor.

WE COULD FAIL TO ATTRACT OR RETAIN KEY PERSONNEL

         Our success largely depends on the efforts and abilities of key executives and consultants, including Richard Urrea, our Chief Executive Officer and President. The loss of the services of Mr. Urrea could materially harm our business because of the cost and time necessary to replace and train a replacement. Such a loss would also divert management attention away from operational issues. We do not presently maintain a key-man life insurance policy on Mr. Urrea.

SINCE WE ARE AN E-COMMERCE BUSINESS, WE WILL NEED TO OVERCOME CERTAIN RISKS ASSOCIATED WITH TRANSACTING BUSINESS OVER THE INTERNET, INCLUDING PRIVACY AND SECURITY CONCERNS AND DOMAIN NAME CONFUSION

         We believe that many Internet users view E-businesses as risky, due to privacy concerns and other factors. People are often reluctant to purchase online, despite the promise of secure transactions. People are wary of relinquishing personal data, including credit card information, over the Internet. Potential customers may incur difficulty finding particular sites, due to domain name confusion, i.e., Cyco.com (Cyco Software Company) vs. Cyco.net. Companies risk losing customers who utilize search engines, because competitors are listed as well. Cyco.net is aware of such pitfalls, and attempts to lessen the impact of these downfalls by providing secure transactions for all online purchases, and requiring minimal personal customer information to complete transactions. Cyco.net has attempted to assure its customers that it will not sell nor provide customer information to third parties.

MANY OF OUR COMPETITORS ARE ABLE TO PURCHASE PRODUCTS AT LOWER PRICES THAN US DUE TO BUY-DOWN PROMOTIONS, WHICH MEANS THAT THE PRICE WE PAY FOR OUR PRODUCTS MAY BE HIGHER THAN THOSE PAID BY OUR COMPETITORS

         If competitors are allowed to use buy-down promotions to lower their prices and the manufacturers continue to disallow us to participate in such programs, we will be at a distinct disadvantage and will suffer reduced sales due to non-competitive prices. These buy-downs are the cigarette industry's version of a rebate to entice sales. In this case, the rebate goes to the retailer to mark down the over the counter price. At this time, manufacturers have refused to offer such buy-downs to Internet companies, including Cyco.net. Accordingly, the price we pay for cigarettes may be higher than the prices paid by some of our competitors.

THE APPLICABILITY OF THE JENKINS ACT MAY REQUIRE US TO COLLECT EXCISE TAXES IN EVERY STATE, WHICH COULD INCREASE THE COST OF OUR PRODUCTS AND DISCOURAGE CUSTOMERS

         There is uncertainty over applicability of the Jenkins Act to e-commerce sales of cigarettes. If the Jenkins Act applies, then our customers will have to pay excise taxes. This would increase the cost of our products to customers and thereby discourage our customers from purchasing our products. The Jenkins Act, United States Code Title 15, Section 376, was enacted in the 1940s to monitor interstate sales of cigarettes. This Act requires that companies selling cigarettes report monthly the names and addresses of their customers with state tobacco tax administrators. It is uncertain whether the Act applies to e-commerce because Internet sales take place in a state other than the customer's state of origin. Further, the Jenkins Act conflicts with other Federal laws, such as the Privacy Act of 1974 and the Electronics Communications Act of 1986. The Jenkins Act is also considered discriminatory because it applies to cigarette sales only, and not the interstate sale of cigars and tobacco. If it is deemed that the Jenkins Act is applicable to Internet cigarette sales, Cyco.net will report to individual state tax authorities. Such enforcement could adversely affect sales because the absence of excise taxes makes the prices of our products less expensive than some competitors' prices. The cost burden of reporting to every state tax authority could affect the profitability of Cyco.net.

WE MAY BE REQUIRED TO COLLECT SALES AND USE TAXES IN EVERY STATE THAT OUR PRODUCTS ARE SOLD, WHICH COULD INCREASE THE COST OF OUR PRODUCTS AND DISCOURAGE CUSTOMERS

         If one or more states or any foreign country successfully asserts that Cyco.net should collect sales or other taxes on the sale of products, net sales and results of operations could be harmed. Cyco.net does not currently collect sales or other similar taxes for shipments of goods into any state. However, one or more local, state or foreign jurisdictions may seek to impose sales tax collection obligations on us. If Cyco.net becomes obligated to collect sales taxes, it will need to update its system that processes customer orders to calculate the appropriate sales tax for each customer order and to remit the collected sales taxes to the appropriate authorities. These upgrades will increase operating expenses. In addition, customers may be discouraged from purchasing products from Cyco.net because they have to pay sales tax. This may discourage customers from buying our products and cause a reduction of sales.

THERE IS A RISING ANTI-TOBACCO SENTIMENT IN THE UNITED STATES THAT COULD CAUSE SOME INTERNET USERS TO BAN OR BOYCOTT OUR WEBSITE AND DISCOURAGE POTENTIAL ADVERTISERS AND CAUSE NEGATIVE PUBLICITY

         Cyco.net believes that there is a rising anti-tobacco sentiment in the United States. Such sentiment may cause some Internet users to ban or boycott our website and business. Although we do not currently generate revenue from advertising, potential advertisers may refuse to advertise with us because they do not want to be associated with tobacco products. This sentiment could result in negative publicity to Cyco.net, which could result in reduced sales and a lower stock price.


                         RISKS RELATED TO THIS OFFERING

FUTURE SALES BY OUR STOCKHOLDERS MAY ADVERSELY AFFECT OUR STOCK PRICE AND OUR ABILITY TO RAISE FUNDS IN NEW STOCK OFFERINGS

         Sales of our common stock in the public market following this offering could lower the market price of our common stock. Sales may also make it more difficult for us to sell equity securities or equity-related securities in the future at a time and price that our management deems acceptable or at all. Of the 26,496,419 shares of common stock outstanding as of November 27, 2001 (assuming no exercise of options), 3,011,509 shares are, or will be, freely tradable without restriction, unless held by our "affiliates." The remaining 23,484,910 shares of common stock held by existing stockholders are "restricted securities" and may be resold in the public market only if registered or pursuant to an exemption from registration. Some of these shares may be resold under Rule 144. Immediately following the effective date of this prospectus, including the shares to be issued to Cornell Capital Partners, L.P., 44,311,509 of common stock will be freely tradeable without restriction, unless held by our "affiliates."

         Upon issuance of the maximum number of shares available under the Equity Line of Credit, there will be an additional 40,000,000 shares of common stock outstanding. All of these shares of common stock may be immediately resold in the public market upon effectiveness of the accompanying registration statement and the sale to the investor under the terms of the Equity Line of Credit agreement.

         In addition, we have issued options to purchase a total of 1,350,000 shares of our common stock, of which 600,000 shares have an exercise price of $0.10 per share and 750,000 shares have an exercise price of $0.06 per share.

EXISTING SHAREHOLDERS WILL EXPERIENCE SIGNIFICANT DILUTION FROM OUR SALE OF SHARES UNDER THE EQUITY LINE OF CREDIT

         The sale of shares pursuant to the Equity Line of Credit will have a dilutive impact on our stockholders. As a result, our net income per share could decrease in future periods, and the market price of our common stock could decline. In addition, the lower our stock price is the more shares of common stock we will have to issue under the Equity Line of Credit to draw down the full amount. If our stock price is lower, then our existing stockholders would experience greater dilution.

THE INVESTOR UNDER THE LINE OF CREDIT WILL PAY LESS THAN THE THEN-PREVAILING MARKET PRICE OF OUR COMMON STOCK

         The common stock to be issued under the Equity Line of Credit will be issued at a 18% discount to the lowest closing bid price for the 5 days immediately following the notice date of an advance. These discounted sales could cause the price of our common stock to decline.

THE SELLING STOCKHOLDERS INTEND TO SELL THEIR SHARES OF COMMON STOCK IN THE MARKET, WHICH SALES MAY CAUSE OUR STOCK PRICE TO DECLINE

         The selling stockholders intend to sell in the public market the shares of common stock being registered in this offering. That means that up to 41,300,000 of common stock, the number of shares being registered in this offering, may be sold. Such sales may cause our stock price to decline.

THE SALE OF OUR STOCK UNDER OUR EQUITY LINE OF CREDIT COULD ENCOURAGE SHORT SALES BY THIRD PARTIES, WHICH COULD CONTRIBUTE TO THE FUTURE DECLINE OF OUR STOCK PRICE

         The significant downward pressure on the price of our common stock caused by the sale of material amounts of common stock under the Equity Line of Credit could encourage short sales by third parties. Such an event could place further downward pressure on the price of our common stock.

OUR COMMON STOCK HAS BEEN RELATIVELY THINLY TRADED AND WE CANNOT PREDICT THE EXTENT TO WHICH A TRADING MARKET WILL DEVELOP

         Before this offering, our common stock has traded on the Over-the-Counter Bulletin Board. Our common stock is thinly traded compared to larger more widely known companies in our industry. Thinly traded common stock can be more volatile than common stock trading in an active public market. We cannot predict the extent to which an active public market for the common stock will develop or be sustained after this offering.

THE PRICE YOU PAY IN THIS OFFERING WILL FLUCTUATE AND MAY BE HIGHER OR LOWER THAN THE PRICES PAID BY OTHER PEOPLE PARTICIPATING IN THIS OFFERING

         The price in this offering will fluctuate based on the prevailing market price of the common stock on the Over-the-Counter Bulletin Board. Accordingly, the price you pay in this offering may be higher or lower than the prices paid by other people participating in this offering.

WE MAY NOT BE ABLE TO ACCESS SUFFICIENT FUNDS UNDER THE EQUITY LINE OF CREDIT WHEN NEEDED

         We are dependent on external financing to fund our operations. Our financing needs are expected to be provided from the Equity Line of Credit, in large part. No assurances can be given that such financing will be available in sufficient amounts or at all when needed, in part, because the amount of financing available will fluctuate with the price and volume of our common stock. As the price and volume decline, then the amount of financing available under the Equity Line of Credit will decline.

                           FORWARD-LOOKING STATEMENTS

FORWARD-LOOKING STATEMENTS

         Information included or incorporated by reference in this prospectus may contain forward-looking statements. This information may involve known and unknown risks, uncertainties and other factors which may cause our actual results, performance or achievements to be materially different from the future results, performance or achievements expressed or implied by any forward-looking statements. Forward-looking statements, which involve assumptions and describe our future plans, strategies and expectations, are generally identifiable by use of the words "may," "will," "should," "expect," "anticipate," "estimate," "believe," "intend" or "project" or the negative of these words or other variations on these words or comparable terminology.

         This prospectus contains forward-looking statements, including statements regarding, among other things, (a) our projected sales and profitability, (b) our growth strategies, (c) anticipated trends in our industry, (d) our future financing plans and (e) our anticipated needs for working capital. These statements may be found under "Management's Discussion and Analysis or Plan of Operations" and "Business," as well as in this prospectus generally. Actual events or results may differ materially from those discussed in forward-looking statements as a result of various factors, including, without limitation, the risks outlined under "Risk Factors" and matters described in this prospectus generally. In light of these risks and uncertainties, there can be no assurance that the forward-looking statements contained in this prospectus will in fact occur.

                              SELLING STOCKHOLDERS

         The following table presents information regarding the selling stockholders. Pursuant to the Equity Line of Credit, Cornell Capital Partners, L.P. has agreed to purchase up to $5.0 million of common stock from us. None of the selling stockholders have held a position or office, or had any other material relationship, with Cyco.net, except as follows:

        o Cornell Capital Partners, L.P. is the investor under the Equity Line of Credit. All investment decisions of Cornell Capital Partners are made by its general partner, Yorkville Advisors, LLC. Mark Angelo, the managing member of Yorkville Advisors, makes the investment decisions on behalf of Yorkville Advisors.

        o Persia Consulting Group, Inc. is a consultant to Cyco.net. All investment decisions of Persia Consulting are made by Hamid Fashandi.

        o      Lynette Budagher is an employee of Cyco.net.

        o Everton Research Partners, Inc. is a consultant to Cyco.net. All investment decisions of Everton Research are made by Hamid Fashandi.

        o      David Gonzalez received shares for the payment of legal services.

         The table follows:

                                                                                    PERCENTAGE
                                                 PERCENTAGE                             OF                            PERCENTAGE
                                                    OF                              OUTSTANDING                          OF
                                  SHARES         OUTSTANDING       SHARES TO BE      SHARES TO                        OUTSTANDING
                               BENEFICIALLY        SHARES            ACQUIRED       BE ACQUIRED                         SHARES
                                  OWNED         BENEFICIALLY         UNDER THE       UNDER THE         SHARES TO     BENEFICIALLY
         SELLING                  BEFORE        OWNED BEFORE          LINE OF         LINE OF          BE SOLD IN    OWNED AFTER
        STOCKHOLDER              OFFERING         OFFERING            CREDIT         CREDIT(1)        THE OFFERING    OFFERING
        -----------              --------         --------            ------         ---------        ------------    --------
Cornell Capital Partners,
   L.P.                                 0              0.0%         40,000,000           60.2%        40,000,000         0.0%
Persia Consulting Group,
   Inc.                           250,000              1.0%                 --              --           250,000         0.0%
Lynette Budagher               750,000(2)              2.8%                 --              --           750,000         0.0%
Everton Research Partners,
   Inc.                           250,000              1.0%                 --              --           250,000         0.0%
David Gonzalez                     50,000                 *                 --              --            50,000         0.0%

-----------------------------------------
*        Less than 1%.
(1) Percentage of outstanding shares is based on 26,496,419 shares of common stock outstanding as of November 27, 2001, together with the 40,000,000 shares of common stock that may be purchased by Cornell Capital Partners, L.P. from us under the Equity Line of Credit. The shares to be issued to Cornell Capital Partners, L.P. under the Equity Line of Credit are treated as outstanding for the purpose of computing Cornell Capital Partners, L.P.'s percentage ownership.
(2) These represent shares of common stock underlying options to purchase up to 750,000 shares of common stock.

                                 USE OF PROCEEDS

         This prospectus relates to shares of our common stock that may be offered and sold from time to time by certain selling stockholders. There will be no proceeds to us from the sale of shares of common stock in this offering. However, we will receive the proceeds from the sale of shares of common stock to Cornell Capital Partners, L.P. under the Equity Line of Credit. The purchase price of the shares purchased under the Equity Line of Credit will be equal to 82% of the lowest closing bid price of our common stock on the Over-the-Counter Bulletin Board for the 5 days immediately following the notice date.

         For illustrative purposes, Cyco.net has set forth below its intended use of proceeds for the range of net proceeds indicated below to be received under the Equity Line of Credit. The table assumes estimated offering expenses of $60,000 and commitment fees of 8.4% of the gross proceeds raised under the Equity Line of Credit.

GROSS PROCEEDS                          $1,250,000       $2,500,000        $3,750,000       $5,000,000

NET PROCEEDS                            $1,085,000       $2,230,000        $3,375,000       $4,520,000

USE OF PROCEEDS:                            AMOUNT           AMOUNT            AMOUNT           AMOUNT
--------------------------------------------------- ---------------- ----------------- ----------------

Purchase of Inventory                     $250,000         $300,000          $450,000         $500,000

Web Development                            $50,000         $100,000          $250,000         $400,000

Marketing                                 $350,000         $900,000        $1,300,000       $1,700,000

General Working Capital                   $435,000         $930,000        $1,750,000       $1,920,000

Total                                   $1,085,000       $2,230,000        $3,375,000       $4,520,000
                                        ==========       ==========        ==========       ==========

         In addition, Cyco.net would receive $45,000 upon the exercise of outstanding options being registered in this offering to purchase 750,000 shares of common stock at an exercise price of $0.06 per share. All of these proceeds would be used for general working capital purposes.

                                    DILUTION

         The net tangible book value of Cyco.net as of September 30, 2001 was ($32,624) or ($0.0012) per share of common stock. Net tangible book value per share is determined by dividing the tangible book value of Cyco.net (total tangible assets less total liabilities) by the number of outstanding shares of our common stock. Since this offering is being made solely by the selling stockholders and none of the proceeds will be paid to Cyco.net, our net tangible book value will be unaffected by this offering. Our net tangible book value, however, will be impacted by the common stock to be issued under the Equity Line of Credit. The amount of dilution will depend on the offering price and number of shares to be issued under the Equity Line of Credit. The following example shows the dilution to new investors at an offering price of $0.06 per share (but does not take into account the exercise of options).

         If we assume that Cyco.net had issued 40,000,000 shares of common stock under the Equity Line of Credit at an assumed offering price of $0.06 per share (I.E., the maximum number of shares registered in this offering under the Equity Line of Credit), less commitment fees of $201,600 and $60,000 of other offering expenses, our net tangible book value as of September 30, 2001 would have been $2,171,024 or $0.0326 per share. Note that at an offering price of $0.06 per share, Cyco.net would receive gross proceeds of $2,400,000. This represents an immediate increase in net tangible book value to existing shareholders of $0.0338 per share and an immediate dilution to new shareholders of $0.0274 per share, or 45.7%. The following table illustrates the per share dilution:

Assumed public offering price per share                                            $0.0600
Net tangible book value per share before this offering          $(0.0012)
Increase attributable to new investors                           $0.0338
                                                                 -------
Net tangible book value per share after this offering                              $0.0326
                                                                                   -------
Dilution per share to new shareholders                                             $0.0274
                                                                                   =======

         The offering price of our common stock is based on the then-existing market price. In order to give prospective investors an idea of the dilution per share they may experience, we have prepared the following table showing the dilution per share at various assumed offering prices:

                                                                   DILUTION PER
                    ASSUMED             NO. OF SHARES              SHARE TO NEW
                OFFERING PRICE         TO BE ISSUED(1)               INVESTORS
                --------------         ---------------               ---------

                   $0.0600                 40,000,000                 $0.0274
                   $0.0450                 40,000,000                 $0.0206
                   $0.0300                 40,000,000                 $0.0139
                   $0.0150                 40,000,000                 $0.0071


---------------------

(1) This represents the maximum number of shares of common stock that will be registered under the Equity Line of Credit.

         If the exercise of options to purchase 750,000 shares of common stock at an exercise price of $0.06 per share were taken into account, then the dilution to new shareholders would have been $0.0270 per share.

                              EQUITY LINE OF CREDIT

         Pursuant to the Equity Line of Credit, we may, at our discretion, periodically issue and sell up to 40,000,000 shares of common stock for a total purchase price of $5.0 million. Note that if the 40,000,000 shares being registered in this offering were sold under the Equity Line of Credit at Cyco.net's recent stock price of $0.06 per share, then Cyco.net would only receive gross proceeds of $2,400,000. If we request an advance under the Equity Line of Credit, Cornell Capital Partners, L.P. will purchase shares of common stock of Cyco.net for 82% of the lowest closing bid price on the Over-the-Counter Bulletin Board or other principal market on which our common stock is traded for the 5 days immediately following the notice date. Cornell Capital Partners, L.P. intends to sell any shares purchased under the Equity Line of Credit at the market price. This prospectus primarily relates to the shares of common stock to be issued to Cornell Capital Partners, L.P. under the Equity Line of Credit. Cornell Capital Partners, L.P. cannot transfer its interest in the Equity Line of Credit to any other person.

         The effectiveness of the sale of the shares under the Equity Line of Credit is conditioned upon us registering the shares of common stock with the Securities and Exchange Commission.

         ADVANCES. Pursuant to the Equity Line of Credit, we may periodically sell shares of common stock to Cornell Capital Partners, L.P. to raise capital to fund our working capital needs. The periodic sale of shares is known as an advance. We may request an advance every 5 trading days.

         MECHANICS. We may, at our discretion, request advances from Cornell Capital Partners, L.P. by written notice, specifying the amount requested up to the maximum advance amount. A closing will be held 7 trading days after such written notice at which time we will deliver shares of common stock and Cornell Capital Partners, L.P. will pay the advance amount. We have the ability to determine when and if we desire to draw an advance.

         COMMITMENT PERIOD. We may request an advance at any time during the commitment period. The commitment period begins on the date the Securities and Exchange Commission first declares the accompanying registration statement effective. The commitment period expires on the earliest to occur of (i) the date on which Cornell Capital Partners, L.P. has made advances totaling $5.0 million or (ii) two years after the effective date of the accompanying registration statement.

         MAXIMUM ADVANCE AMOUNT. We may not request advances in excess of a total of $5.0 million. In addition, each individual advance is subject to a maximum advance amount based on an average daily volume of Cyco.net's common stock. The maximum amount of each advance is equal to 75% of the average daily volume of Cyco.net's common stock for the 40 trading days prior to the date of an advance multiplied by 82% of the lowest closing bid price of Cyco.net's common stock for the 5 trading days immediately following the notice date of an advance.

         NUMBER OF SHARES TO BE ISSUED. We cannot predict the actual number of shares of common stock that will be issued pursuant to the Equity Line of Credit, in part, because the purchase price of the shares will fluctuate based on prevailing market conditions and we have not determined the total amount of advances we intend to draw. Nonetheless, we can estimate the number of shares of common stock that will be issued using certain assumptions. If we issued
40,000,000 shares, the maximum number of shares being registered in this offering, then these shares would represent 60.2% of our outstanding capital stock.

         REGISTRATION  RIGHTS.  We  granted to Cornell  Capital  Partners,  L.P.
certain registration rights. The registration statement accompanying this prospectus will register such shares upon effectiveness. The cost of this registration will be borne by us.

         NET PROCEEDS. We cannot predict the total amount of proceeds to be raised in this transaction, in part, because we have not determined the total amount of the advances we intend to draw. However, we expect to incur expenses of approximately $60,000 consisting primarily of professional fees incurred in connection with registering 40,000,000 shares in this offering. In addition, we are obligated to pay a cash fee to Cornell Capital equal to 8.4% of each advance.

         USE OF PROCEEDS. We intend to use the net proceeds received under the Equity Line of Credit for general corporate purposes. Please see "Use of Proceeds."

                              PLAN OF DISTRIBUTION

         The selling stockholders have advised us that the sale or distribution of Cyco.net's common stock owned by the selling stockholders may be effected directly to purchasers by the selling stockholders or by pledgees, donees, transferees or other successors in interest, as principals or through one or more underwriters, brokers, dealers or agents from time to time in one or more transactions (which may involve crosses or block transactions) (i) on the over-the-counter market or in any other market on which the price of Cyco.net's shares of common stock are quoted or (ii) in transactions otherwise than on the over-the-counter market or in any other market on which the price of Cyco.net's shares of common stock are quoted. Any of such transactions may be effected at market prices prevailing at the time of sale, at prices related to such prevailing market prices, at varying prices determined at the time of sale or at negotiated or fixed prices, in each case as determined by the selling stockholders or by agreement between the selling stockholders and underwriters, brokers, dealers or agents, or purchasers. If the selling stockholders effect such transactions by selling their shares of Cyco.net's common stock to or through underwriters, brokers, dealers or agents, such underwriters, brokers, dealers or agents may receive compensation in the form of discounts, concessions or commissions from the selling stockholders or commissions from purchasers of common stock for whom they may act as agent (which discounts, concessions or commissions as to particular underwriters, brokers, dealers or agents may be in excess of those customary in the types of transactions involved). The selling stockholders and any brokers, dealers or agents that participate in the distribution of the common stock may be deemed to be underwriters, and any profit on the sale of common stock by them and any discounts, concessions or commissions received by any such underwriters, brokers, dealers or agents may be deemed to be underwriting discounts and commissions under the Securities Act.

         Cornell Capital Partners, L.P. is an "underwriter" within the meaning of the Securities Act of 1933 in connection with the sale of common stock under the Equity Line of Credit agreement. Cornell Capital Partners, L.P. will pay Cyco.net 82% of the lowest closing bid price of Cyco.net's common stock on the Over-the-Counter Bulletin Board or other principal trading market on which our common stock is traded for the 5 days immediately following the advance date. In addition, Cornell Capital Partners will receive a commitment fee of 8.4% of the proceeds received by Cyco.net under the Equity Line of Credit. The 18% discount and the 8.4% commitment fee are underwriting discounts.

         Cornell Capital Partners, L.P. was formed in February 2000 as a Delaware limited partnership. Cornell Capital Partners is in the business of financing public companies primarily through equity lines of credit or the purchase of other securities. Cornell Capital Partners is considered a statutory underwriter in several other equity line transactions. Cornell Capital Partners does not intend to make a market in Cyco.net's stock or to otherwise engage in stabilizing or other transactions intended to help support the stock price.
Prospective investors should take these factors into consideration before purchasing Cyco.net's stock.

         Under the securities laws of certain states, the shares of common stock may be sold in such states only through registered or licensed brokers or dealers. We will inform the selling stockholders that any underwriters, brokers, dealers or agents effecting transactions on behalf of the selling stockholders must be registered to sell securities in all fifty states. In addition, in certain states the shares of common stock may not be sold unless the shares have been registered or qualified for sale in such state or an exemption from registration or qualification is available and is complied with.

         We will pay all the expenses incident to the registration, offering and sale of the shares of common stock to the public hereunder other than commissions, fees and discounts of underwriters, brokers, dealers and agents. We have agreed to indemnify the selling stockholders and their controlling persons against certain liabilities, including liabilities under the Securities Act. We estimate that the expenses of the offering to be borne by us will be approximately $60,000 as well as commitment fees of 8.4% of the gross proceeds received under the Equity Line of Credit. The offering expenses consist of: a SEC registration fee of $2,629, printing expenses of $5,000, accounting fees of $15,000, legal fees of $35,000 and miscellaneous expenses of $2,371. We will not receive any proceeds from the sale of any of the shares of common stock by the selling stockholders. We will, however, receive proceeds from the sale of common stock under the Equity Line of Credit.

         The selling stockholders should be aware that the anti-manipulation provisions of Regulation M under the Exchange Act will apply to purchases and sales of shares of common stock by the selling stockholders, and that there are restrictions on market-making activities by persons engaged in the distribution of the shares. Under Registration M, the selling shareholders or their agents may not bid for, purchase, or attempt to induce any person to bid for or purchase, shares of common stock of Cyco.net while such selling shareholders are distributing shares covered by this prospectus. Accordingly, except as noted below, the selling shareholders are not permitted to cover short sales by purchasing shares while the distribution is taking place. Cornell Capital Partners can cover any short positions only with shares received from Cyco.net under the Equity Line of Credit. We will advise the selling stockholders that if a particular offer of common stock is to be made on terms constituting a material change from the information set forth above with respect to the Plan of Distribution, then, to the extent required, a post-effective amendment to the accompanying registration statement must be filed with the Securities and Exchange Commission.

            MANAGEMENT'S DISCUSSION AND ANALYSIS OR PLAN OF OPERATION

         THE  FOLLOWING  INFORMATION  SHOULD  BE READ IN  CONJUNCTION  WITH  THE
CONSOLIDATED FINANCIAL STATEMENTS OF CYCO.NET AND THE NOTES THERETO APPEARING ELSEWHERE IN THIS FILING. STATEMENTS IN THIS MANAGEMENT'S DISCUSSION AND ANALYSIS OR PLAN OF OPERATION AND ELSEWHERE IN THIS PROSPECTUS THAT ARE NOT STATEMENTS OF HISTORICAL OR CURRENT FACT CONSTITUTE "FORWARD-LOOKING STATEMENTS."

Plan of Operation

         In the next 12 months, Cyco.net plans to pursue sales growth and gain additional traffic to its e-commerce sites by:

         o      Locating appropriate facilities in which to ship product.

         o      Launching  an  affiliate   program  to  build   traffic  to  its
                e-commerce sites.

         o Advertising through print ads, e-newsletters and e-mails to target markets.

         o      Continue funding efforts.

         o      Maintain and add features to the Cyco.net site,  I.E.,  location
                cameras   providing  live  feed  from  worldwide   locations  of
                interest.

         o Pursue advertising contracts from major tobacco and spirit manufacturers.

         o Hire additional employees, as needed. The hiring of one to two additional full-time employees is projected in the next 12 months.

         Furthermore, Cyco.net plans to identify other niches in e-commerce to expand and diversify its business to reduce dependence on a single sector of product.

RESULTS OF OPERATIONS

THREE MONTHS ENDED SEPTEMBER 30, 2001 COMPARED TO THE THREE MONTHS ENDED SEPTEMBER 30, 2000

         Revenues for the three months ended September 30, 2001 were $1,111,573 compared to $828,361 in the same period last year. The increase is due primarily to word-of-mouth advertising as Cyco.net has spent very little on other forms of advertising.

         Cost of goods sold were $990,213, or 89.1% of revenues, for the three months ended September 30, 2001 compared to $777,080, or 93.8% of revenues, for the three months ended September 30, 2000. The decrease in the cost of goods sold, expressed as a percent of revenues, was due to an increase in sales of discount cigarette brands that have higher profit margins.

         General and administrative expenses for the third quarter ended September 30, 2001 were $120,651, or 10.9% of revenues, compared to $93,869, or 11.3% of revenues, for the third quarter last year. During the three months ended September 30, 2001, the major components of general and administrative expenses consisted of approximately $8,098 in advertising, $33,993 in credit card processing fees, $47,664 in payroll, $3,614 in professional fees, $9,047 in rent, $5,457 in amortization and depreciation and $12,778 in miscellaneous other expenses. Included in general and administrative expenses during the same period last year were approximately $3,847 in advertising, $16,747 in credit card processing fees, $35,183 in payroll, $16,805 in professional fees, $5,891 in rent, and $15,396 in miscellaneous other expenses.

         Cyco.net had net income for the three months ended September 30, 2001 of $571 compared to a net loss of $68,080 for the same period last year. This improvement is due primarily to increased revenues in the current quarter compared to the prior year. In addition, in the third quarter of the prior year, Cyco.net realized a loss of $25,000 from the sale of securities it had acquired for a cost of $50,000.

         For the three months ended September 30, 2000, Cyco.net had an unrealized gain on available for sale securities of $20,312 producing a comprehensive loss of $47,768.

NINE MONTHS ENDED SEPTEMBER 30, 2001 COMPARED WITH THE NINE MONTHS ENDED SEPTEMBER 30, 2000

         Revenues for the nine months ended September 30, 2001 were $3,091,435 compared to $1,516,676 in the same period last year. This increase in revenues is due primarily to word-of-mouth advertising as Cyco.net has not spent much on other forms of advertising.

         Cost of goods sold were $2,808,006, or 90.8% of revenues, for the nine months ended September 30, 2001 compared to $1,407,216, or 92.8% of revenues, for the nine months ended September 30, 2000. The decrease in the cost of goods sold, expressed as a percent of revenues, was due to an increase in sales of discount cigarette brands that have higher profit margins.

         General and administrative expenses for the nine months ended September 30, 2001 were $400,040, or 12.9% of revenues, compared to $168,326, or 11.1% of revenues, for the same period last year. During the nine months ended September 30, 2001, the major components of general and administrative expenses were approximately $15,214 in advertising, $92,552 in credit card processing fees, $196,354 in payroll ($70,000 of which was the value of stock issued to
employees),   $24,940  in  professional   fees,  $20,596  in  rent,  $16,229  in
amortization and depreciation and $34,155 in miscellaneous other expenses. Included in general and administrative expenses during the same period last year were approximately $6,889 in advertising, $28,794 in credit card processing fees, $78,313 in payroll, $20,160 in professional fees, $8,995 in rent, and $25,175 in miscellaneous other expenses.

         Cyco.net had net losses for the nine months ended September 30, 2001 and 2000 of $116,763 and $84,358, respectively. This increased loss in the nine months ended September 30, 2001 compared to the same period in the prior year was due primarily to higher general and administrative expenses.

         For  the  nine  months  ended  September  30,  2000,  Cyco.net  had  an
unrealized   gain  on  available  for  sale   securities  of  $4,688   producing
comprehensive loss of $79,670.

YEAR ENDED DECEMBER 31, 2000 COMPARED TO THE YEAR ENDED DECEMBER 31, 1999

         Revenues for the year ended December 31, 2000 were $2,496,018 compared to $9,671 for the comparable period in the prior year. Cyco.net's business operations commenced on January 1, 2000. As a result, Cyco.net had little revenues for the year ended December 31, 1999. Cyco.net's revenues for the current year are attributable to the sale of cigarettes on the internet.

         Cost of sales were $2,302,510, or 92.2% of revenues, for the year ended December 31, 2000 compared to $8,321 for the comparable period in the prior year. Cost of sales consist of the cost of cigarettes shipped during the period.

         General and administrative expenses for the year ended December 31, 2000 were $386,152 compared to $141,689 in the comparable period of the prior year. During the year ended December 31, 2000, the major components of general and administrative expenses were approximately $7,489 in advertising, $76,453 in credit card processing fees, $109,424 in payroll, $142,106 in professional fees, $12,460 in rent, $5,208 in amortization and $33,012 in miscellaneous other expenses. Included in general and administrative expenses during the same period last year were $2,177 in advertising, $1,820 in credit card processing fees, $82,269 in professional fees, $32,730 in payroll, $7,817 in rent and $14,876 in miscellaneous other expenses.

         Cyco.net had a net loss of $218,189 for the year ended December 31, 2000 compared to a net loss of $145,130 in the comparable period in the prior year. This increase is primarily attributable to higher general and administrative expenses.

FINANCIAL RESOURCES AND LIQUIDITY

         For the nine months ended September 30, 2001, cash used in operations was $30,798, cash used in investing activities was $20,125, and cash used in financing activities was $1,713. This resulted in a net decrease in cash of $8,960 in the nine months ended September 30, 2001. As of September 30, 2001, Cyco.net had cash-on-hand of $53,798.

         Prior to the fourth quarter of 2000, Cyco.net was able to meet its cash requirements partially from the sale of cigarettes, with the balance of its cash needs coming from the sale of securities in private transactions. During the fourth quarter of 2000 and the nine months ended September 30, 2001, Cyco.net was able to meet its cash needs solely through the sales of cigarettes. Cyco.net expects to experience an increase in its product sales that will be sufficient to meet its current operating expenses and not factoring in any spending to enhance growth. However, Cyco.net will need to raise additional capital to finance growth, including locating new facilities to ship product, launching an affiliate program, advertising, enhancing its website and hiring additional employees. Such capital is expected to come from the sale of securities, including the sale of common stock under the Equity Line of Credit. Other than the Equity Line of Credit, Cyco.net does not have any commitments for financing.

                             DESCRIPTION OF BUSINESS

OVERVIEW

         Cyco.net, Inc. is the successor corporation to AVE, Inc. Cyco.net is an e-commerce business. The main web site is in the form of an "e" zine, similar to a magazine except that it is only available on-line. The web site is
WWW.CYCO.NET. It currently has two fully operational ancillary sites, cycocigs.com and aabakismokes.com, which are in the market of selling cigarettes on-line. We have also registered the sites of digidarkroom.com, and cyconet.com, and psychocigs.com, which sends viewers to cycocigs.com.

CORE BUSINESS

         Cyco.net, Inc. was established in January 1999 to develop a network of web based companies. These companies are centered around a central web site called Cyco.net (www.cyco.net).

         The revenue producing web sites are Cycocigs.com and Aabakismokes.com. In November 1999, we opened our first e-commerce web site. The site, www.cycocigs.com, sells cigarettes over the Internet. In March 2000, we opened our second e-commerce web site. The site, Aabakismokes.com, also sells cigarettes over the Internet. The name, Asbakismokes.com, provides favorable placement in guides that list companies or web sites in alphabetical order. New Mexico state laws allows us to sell out of state without paying the state excise tax on cigarettes, thus enabling us to provide customers with their favorite name brand cigarettes at discounted prices.

         The first page of each web site provides a pull down menu listing all available brands of cigarettes. Once a brand is selected, obtainable styles are listed. From there the customer places desired cigarettes into a shopping cart that details total quantities ordered, unit costs, shipping charges, and the total cost of the order. This page also provides an opportunity to place additional orders, and continually scheduled shipments to the customer. To complete the order, customers enter a secure site to provide form of payment.

         The site accepts Visa, MasterCard, Discover Card, and American Express. With credit card orders, we are paid, in many cases, before the order is shipped. We are generally able to verify a customer's age because credit card holders must be 18 years old. Any credit cards issued to minors must be co-signed by a parent or guardian who receives monthly itemized statements. In questionable cases, we will require photo identification to be supplied by facsimile.

         Customers must agree to the following terms of sale to complete their order:

         o Billing address must be used as shipping address to verify the age of recipient.

         o Billing addresses outside the United States or within the state of New Mexico are prohibited.

         o      Purchaser must be 18 years of age.

         o Purchaser agrees not to resell or retail any part of their order.

         o      Limit of 10 cartons per customer per order.

         These terms are listed in several places, as well as on the final checkout page.

         Orders placed Monday through Thursday before 2:00 p.m., Mountain Standard Time, are shipped the next day. Orders received Friday through Sunday are shipped on Monday. All orders are shipped by United States Postal Service 2-3 day priority mail.

CYCO.NET

         Our Cyco.net web site provides a lighthearted destination that presents the Internet to individuals through quick wit, interesting links and other standard Internet offerings (I.E., stock quotes, horoscopes, etc.). The goal of this site is to provide the Internet user with a starting point for their daily excursions into the World Wide Web. It is intended to put some of the most interesting of the millions of sites on the web at site visitors' fingertips. The focus is to provide a virtual atmosphere of sophistication, intelligence and cunning quips.

         The site is formatted as a weekly, soon to be daily, magazine or "e-zine". Content varies according to the weekly topic - i.e., interviews, short comical lists, photographs and stories. Topics vary, and can consist of anything from contemporary entertainment venues, travel destinations, fashions, sports or financial markets. The goal is to provide the user information across a wide range of interests, with striking and informative links relating to the current topic.

         The home page consists of a photograph reflecting the current topic. Superimposed on the photograph are links to various sites on the Internet. Links are of three types. First, there are standard links provided by most every launch site, including news, horoscopes and stock quotes. These links are provided for the convenience of the viewer, and are not considered the main draw of the site.

         Second, there are the temporary, topic specific links. Temporary links relate directly to the topic and will change accordingly. Examples of these links include historical and cultural information, available activities, photographs, travel information or discussion groups. For example, when the topic was the Taj Mahal, the site linked to an Intel site that had a virtual tour of the structure, a short history of the Taj Mahal, picture galleries and information of the surrounding area. Effort is made to provide viewers instant and concise information they might not search for on their own.

         Last, there are the topic specific e-commerce links. These links take the viewer to sites that provide products and services directly related to the current subject. The site will provide links to vendors like Amazon.com, where the viewer can buy a book for more information, or to Abercrombie & Kent, a travel web site, in order to purchase an airline ticket or book a cruise on a ship.

         In  effort  to  attract  loyal  viewers,   Cyco.net  does  not  require
registration information or fees to access the site. We believe such barriers inhibit an in-depth use of the site.

         Cyco.net will focus on maximizing the number of hits or visitors a day. As more and more customers visit Cyco.net, we will position ourself to take advantage of the audience that Cyco.net is attracting. This will be accomplished by building e-businesses, which will sell products and services to the Cyco.net visitors. Every Cyco.net visitor is a potential customer for many products and services that will be provided by the site or affiliates and advertisers.

         In the future, we intend to seek revenue through advertising on the Cyco.net site. To date, we have not had any revenue from advertising. No assurance can be given that any arrangements will be established, or that, if established, the marketing and operating arrangements proposed to be utilized by us can be successfully implemented.

         We see an advantage in targeting the tobacco and spirits companies as our major advertisers. With regard to the tobacco and spirits companies, these advertisers are quickly losing their current mediums, including billboard advertisements and as major sports sponsors. The only current advertising medium in the United States for the Tobacco and Spirit industries are print ads and the Internet. Many of the larger Internet sites, like Yahoo, do not accept advertising from tobacco and spirit companies because of the unhealthy stigma associated with these products. Tobacco and spirit companies are shunned by current major Internet operators, who in turn, are leaving billions of dollars worth of advertising on the table. Cyco.net hopes to, one day, be able to capitalize on these advertising dollars. Investors should be aware, however, of the rising anti-alcohol and tobacco sentiment in the United States. This sentiment may cause some Internet users to ban or boycott companies that promote products from these industries, including Cyco.net. Further, this sentiment may cause advertisers outside the tobacco and spirits industries to avoid advertising with companies that promote these products.

         Cyco.net  has  affiliated   itself  via  links,   with  several  larger
e-commerce sites such as Amazon.com, Lobster.net and Tavalo.com. Being an affiliate entitles us to a commission on sales derived from visitors of Cyco.net. If a user goes to Amazon.com, from the link on Cyco.net, and makes a purchase, then we are entitled to a percentage of that sale. At this time, no revenues have been realized from any affiliate programs. Such affiliate programs are not unique to Cyco.net. Currently Amazon.com has over 500,000 affiliates.

KEY MARKET

         Cyco.net's primary business is the retail sale of cigarettes over the Internet. Our key market is the United States, excluding New Mexico. New Mexico law would require Cyco.net to pay a state excise tax on the sale of cigarettes if Cyco.net sold cigarettes to residents of New Mexico. To help keep the cost of our cigarettes as low as possible, Cyco.net does not sell cigarettes to such residents. At the present time, Cyco.net does not expect to expand into geographic regions outside the United States. Instead, Cyco.net will attempt to expand its customer base in the United States by attempting to keep the prices of our cigarettes as low as possible.

SOURCES OF SUPPLY

         Cyco.net sources it products primarily from wholesalers. Cigarettes are widely available from many sources, and Cyco.net could readily establish new sources of supply if it could not obtain cigarettes from its current suppliers. Because Cyco.net competes primarily on price, along with convenience, Cyco.net attempts to source its product for the lowest possible cost and to pass any savings on to its customers. Some of our competitors are able to source product at lower prices than us because of discounts they receive for selling a high volume of cigarettes and promotions given to traditional retailers by cigarette manufacturers. To date, Cyco.net has not been given an opportunity to participate in these promotions because manufacturers have not permitted on-line retailers like Cyco.net to participate in them.

INDUSTRY

         Cyco.net operates in the on-line segment of the cigarette industry. The cigarette industry's total shipments in the United States are set forth below:

                                        UNITS SHIPPED      % INCREASE/
                         YEAR           (IN BILLIONS)      % (DECREASE)
                         ----           -------------      ------------
                         2000                419.8              0.1
                         1999                419.3            (0.9)
                         1998                460.8              ---

         According to the industry leader, Philip Morris, the 0.1% increase in the U.S. industry's cigarette shipments in 2000 was primarily attributable to wholesalers' decisions to rebuild inventories after the January 1, 2000 federal excise tax increase. Philip Morris estimates that, after adjusting for this and other factors, U.S. industry volume declined approximately 1.0% to 2.0% in 2000. Cyco.net expects the U.S. industry volume to continue a gradual decline for the next several years. Cyco.net believes this decline is primarily attributable to a rising anti-smoking sentiment in the U.S., along with higher excise and other taxes on cigarettes. Cyco.net is not aware of any available sources regarding the size of the on-line segment of the cigarette industry. Cyco.net believes, however, that on-line sales comprise a small fraction of the overall industry.

COMPETITION

         Retail sales of cigarettes is a highly competitive business. Competitors include grocery stores, mass-marketers, convenience stores, drug stores, e-tailers and other retail outlets. Many of our competitors have substantially greater resources than us and sell a significantly higher volume of cigarettes. As a result of this higher volume and manufacturer promotions that Cyco.net is excluded from participating in, our competitors can source their product for a lower cost than us. Many of these same competitors, however, have substantially more overhead than us, such as store fronts, cashiers, fixtures, etc. As a result, Cyco.net can typically sell its cigarettes for less than many of our competitors. Accordingly, our customers are attracted to us based primarily on price and convenience. There are no substantial barriers to prevent our competitors, or start-up entities, from selling cigarettes over the Internet. Currently, Cyco.net is aware of several hundred on-line businesses that sell cigarettes over the Internet.

         As discussed above, many of our competitors receive buy-down promotions that lower the prices of cigarettes purchased by our competitors. A buy-down promotion involves the payment of a rebate to the retailer, who then reduces the retail price of its cigarettes. To date, cigarette suppliers have refused to allow Cyco.net to participate in these buy-down promotions. As a result, the price Cyco.net pays for its cigarettes may be higher than many of its competitors. Cyco.net continues to try to obtain buy-down promotions from its suppliers but has been unsuccessful so far. Cyco.net's ability to obtain buy-down promotions prevents Cyco.net from offering its products for the lowest possible prices.

GROWTH

         As indicated above, the cigarette industry in the United States has declined in recent years due to anti-smoking sentiments and higher taxes. Cyco.net expects the U.S. industry to continue a gradual decline for the next several years. Cyco.net believes, however, that on-line sales of cigarettes may gain a greater portion of retail cigarette sales due to lower prices and convenience than that offered by other outlets. Cyco.net is not aware, however, of any available sources regarding the size or growth prospects of on-line cigarette sales.

         Cyco.net conducts business over the Internet. Cyco.net's belief that on-line retailers may capture a greater portion of retail cigarette sales is based, in part, on the growth of the number of Internet users and their on-line spending habits. The Internet is the fastest growing medium of communication in history. It has only taken 5 years to reach 50 million U.S. users, while cable required 10 years, television took 13 years and radio needed 38 years. By the end of 1999 the Internet had attracted 101 million U.S. viewers, and is expected to have 207 million U.S. viewers by the year 2004. At the same time World Wide Web users are expected to grow from 245 million in 1999 to 726 million by 2004. (Source: Yahoo.com.) (Source: IDC, September 2000; Last revised: September 13, 2000.)

         As a result of the increase in the number of buyers on the web, the average size of the transaction, and the adoption of the web as a viable vehicle for business procurement, the amount of commerce conducted on the web is expected to grow dramatically. U.S. e-commerce revenue is projected to grow from around $81 billion dollars at the end of 1999 to $1.0 trillion by the year 2004. Worldwide e-commerce revenue is expected to increase from $131 billion in 1999 to $2.6 trillion by year 2004. (Source: IDC, September 2000; Last revised:
September 27, 2000.)

ADVERTISING

         We believe the Internet is different from all other means of communication. The difference is in the way people experience the Internet. In this medium, the viewer is actively involved in what is being presented. Users make involved choices as to what they are seeing. They do not passively accept information as they do when watching TV or reading the newspaper. This highly attentive state creates an interaction that builds brand value even as it drives consumer action (Source: Yahoo.com (Source: IAB, Oct 1998, Last Revised: Nov. 17, 1998).) Advertising revenue on the internet grew at a faster rate than any other advertising media. It showed a 116% increase over 1998, while cable TV increased by 20% and outdoor by 15%. (Source: E-Advertising Report, June 2000; Last revised: September 2000.) To date, Cyco.net has not earned any revenues from advertising. Cyco.net hopes in the future to be able to attract advertisers to its websites.

         While Internet companies compete with global competitors, they also service a global market. Along with the million or so web sites on the Internet, there are several million customers on the Internet. By the end of 1998, there were 101 million U.S. viewers and 245 million global viewers (Source: Yahoo.com (Source: IDC, September 2000)). Another benefit of the Internet is the low capital requirements to enter the market. For a fraction of the cost of starting a landed store, Internet companies can set up a web site and begin making sales. Low overhead enables e-companies to be profitable with smaller profit margins, selling their products at a considerable savings to the customer, at any hour of the day. E-companies can deliver products and prices that are not available locally to many consumers. It is the goal of Cyco.net to find such regularly consumed products and offer them to customers at competitive prices. Such is the case in incorporating Cycocigs.com and Aabakismokes.com, our fully operational, revenue generating, cigarette e-business.

GOVERNMENT REGULATION

EXCISE TAXES

         Cigarettes are generally subject to substantial federal, state and local excise taxes in the United States. However, Cyco.net believes there is uncertainty over the applicability of these taxes to on-line sales of cigarettes. Cyco.net does not collect or remit excise taxes (or other taxes) on its sales due to this uncertainty. If Cyco.net were required to collect and remit such taxes, then the prices of our cigarettes would increase. This could harm our sales because our customers are price sensitive. Accordingly, our sales would be adversely affected by increases to the price of our cigarettes. The federal excise tax (called the Jenkins Act) on cigarettes is currently $0.34 per pack of 20 cigarettes and is scheduled to increase to $0.39 per pack on January 1, 2002. When combined with state and local taxes, taxes may be as high as $1.87 per pack.

SALES TAXES

         Cyco.net does not collect or remit state sales or other taxes on the sale of cigarettes. Cyco.net does not believe that it has sufficient business contacts in one or more states to require it to collect and remit state sales or other taxes. If Cyco.net is required to collect sales taxes, then Cyco.net would need to update its computer systems to calculate the appropriate sales tax for each customer order and to remit such taxes to the appropriate governmental agencies. Moreover, in recent years, state governments have aggressively attempted to collect sales taxes from out-of-state companies. These actions are expensive to defend, regardless of the final outcome. To date, Cyco.net has not been subject to any such actions.

OTHER REGULATIONS

         Reports with respect to the health risks of cigarette smoking have been publicized for many years, and the sale, promotion and use of cigarettes continue to be subject to increasing governmental regulation. Recently, several bills have been proposed in Congress that would, to varying degrees, give the Food and Drug Administration authority to regulate tobacco products. Any of these bills could result in substantial regulation of cigarettes. The outcome of these bills cannot be predicted.

EMPLOYEES

         Cyco.net, Inc. currently has three full-time employees and one part time employee.

COMPANY HISTORY

         Cyco.net is the successor to Deluxe Onyx Company, a company incorporated in 1921 and which produced motion pictures. In 1987, Deluxe Onyx Company changed to Walsh Communications Group, Inc. and moved its domicile to Nevada. On May 4, 1990, its name was changed to AVE, Inc. AVE, Inc. was inactive from 1990 to April 1997 when it began to seek to acquire an operating business. In December 1997, AVE, Inc. acquired Digital Manufacturing Inc. in a reverse merger. Digital Manufacturing Inc. produced an antenna that could be re-engineered to operate in the home satellite frequency spectrum. In February 1999, AVE, Inc. sold its antenna business.

         On July 22, 1999, AVE, Inc. acquired Cyco.net, Inc. of Albuquerque, New Mexico in a transaction accounted for as a recapitalization of Cyco.net, Inc. Cyco.net was established in December 1998 to develop a network of web-based companies. Under the terms of the agreement, AVE, Inc. changed its name to Cyco.net, Inc. Mr. R. Gene Klawetter, former Chairman and CEO of AVE, Inc. became a director of Cyco.net, Inc. George Sullivan, former AVE Vice President of Operations resigned, as did Henri Hornby, former Director of AVE, Inc. In the transaction, Cyco.net, Inc. shareholders received 2.08 shares of AVE (now Cyco.net) for each share of Cyco.net, Inc. stock. This provided the former AVE shareholders with 15% ownership interest in the surviving company and Cyco.net shareholders with 85% ownership interest of the surviving company.

                                   MANAGEMENT

         Cyco.net's present directors and executive officers are as follows:

         NAME                           AGE             POSITION
         Richard Urrea                  36              Chief Executive Officer
                                                           and President
         Daniel Urrea                   29              Chief Financial Officer
         Brent Wolford                  24              Chief Technical Officer
         Matthew Urrea                  33              Chief Counsel
         Francisco Urrea, Jr.           71              Director


         The following is a brief description of the background of the directors and executive officers of Cyco.net.

         RICHARD URREA served as President of Sycom International, Inc. from 1997 to 1999. Sycom is a data communications company. Mr. Urrea led the company from start up through national marketing plan and implementation of its manufacturing plan. The company currently manufactures its products and markets them throughout the U.S. and is in the process expanding into foreign markets. From 1996 to 1997, Mr. Urrea was President of Klaire International Ltd., an export company distributing automotive parts in Mexico. From 1995-1996, Mr. Urrea served as the managing member of Toltec Fruit, L.C. a limited liability company involved in the importation of fruit into the United States from Mexico and South America. From 1993 to 1995, Mr. Urrea worked on the development and marketing plan for Septima Enterprises Inc. From 1991 to 1993, Mr. Urrea managed the Albuquerque Office of White Discount Securities. In 1990, Mr. Urrea was contract administrator for Foresight, Inc., an Albuquerque, laser-optics, government contractor. In 1989, Mr. Urrea served as marketing director for HDI System, Inc. where he devised and implemented an international marketing plan for an ignition system for marine application. In 1985 and 1986, Mr. Urrea owned and operated Shannon Euro Motorcars, a European automobile importing and maintenance company. Mr. Urrea sold the business in 1986 to attend Baylor
University. Mr. Urrea received his Bachelor of Business Administration in Marketing and Business Broadcasting from Baylor University's Hankammer School of Business in 1989.

         FRANCISCO URREA, JR. was the founder of several public companies including Diagnostek, Inc., a prescription benefits management and hospital pharmacy management company (New York Stock Exchange), Nuclear Pharmacy Incorporated, a centralized radiopharmacuetical company servicing several hundred hospitals throughout the United States (NASDAQ), Summa Medical Corporation, a research and development company (American Stock Exchange), Septima Enterprises, Inc., a company that has developed a high voltage automotive ignition system (NASDAQ Bulletin Board) and Advanced Optics Electronics, Inc., a company developing a high-intensity, flat- panel display (NASDAQ Bulletin Board). Mr. Urrea served as Chairman of the Board of Directors of Nuclear Pharmacy Incorporated from 1974 until 1982. Mr. Urrea served as Chairman of the Board of Summa Medical Corporation from 1978 until 1990, as President from 1978 through April 1982 and as President again from October 1986 through February 1990. Mr. Urrea served as Chairman of the Board of Directors of Diagnostek from 1983 through 1985. Mr. Urrea also was a director of Septima Enterprises and served as president from 1988 through 1992. Mr. Urrea has served as Vice Chairman of the New Mexico State Investment Council, Chairman of the New Mexico Game and Fish Department, Commissioner of the New Mexico State Racing Commission, Member of the New Mexico Industrial Development Commission, Member of the New Mexico Foreign Trade and Investment Council, and Member of the United States Department of Commerce's Biotechnology Advisory Committee. Mr. Urrea graduated from Saint Mary's High School in 1949 after which he served two years in the United States Navy during the Korean War. He is currently Chairman of the Board of Directors of Klaire International, Ltd., a company holding the exclusive distribution rights in Mexico for a patented automotive ignition product developed in the United States by Septima Enterprises, Inc.

         DANIEL URREA has been associated with the Cyco.net since inception in January 1999. Prior to his involvement with the Cyco.net, Mr. Urrea worked with Sycom International, manufacturer and distributor of Radio Telemetry Units. During that time Mr. Urrea was responsible for the maintenance of the accounting records for the company, and was instrumental in the development of the company's business plan. Before this, Mr. Urrea worked for Klaire International, an exporter of automotive accessories to Mexico, in the same capacity. From January 1996 thorough August 1996 Mr. Urrea worked with Equinox International, an international marketing and distribution company, where he was involved in sales and talent recruiting activities. In the Spring of 1995, Mr. Urrea received a Bachelors in Business Administration with a concentration in Finance from the Anderson Schools of Management at the University of New Mexico. Mr. Urrea has also spent several months out of the country where he studied business and other cultures.

         BRENT WOLFORD has been involved in Cyco.net since inception, and is in charge of Web page design and maintenance. Mr. Wolford will graduate from the University of New Mexico with a Major in Computer Science, and a Minor in Business Management. He is literate in all major operating systems including DOS 6.2, Macintosh OS8, UN*X, and Windows 95/98/NT, and has extensive experience with several applications including Microsoft Office + Frontpage, Adobe Photoshop + Pagemaker, Alias Wavefront, Bryce 3D and many more. Before becoming involved with Cyco.net, Mr. Wolford built and continues to maintain several Web Sites including the Dartmouth Street Gallery (http://www.dsg-art.com), Mortgage Internet Technologies (http://www.vlender.com), and Digital Skunk Bud Productions (http://www.dsbp.cx).

         MATTHEW URREA is a tax lawyer with a private law practice in Albuquerque, New Mexico. He received his Master of Laws in Taxation from New York University School of Law (May 1993), his Juris Doctor from the University of New Mexico School of Law (May 1992), and his Bachelors of Business Administration in Finance from the University of New Mexico's Anderson School of Management (May 1989). From 1993 until April 1996, Mr. Urrea was an associate with the law firm of Miller, Stratvert, Torgerson & Schlenker, P.A. in Albuquerque, New Mexico where he practiced primarily in the area of taxation, including individual, estate and business tax planning, business entity formation, mergers, sales, acquisitions and reorganizations of business entities, international tax planning, and like-kind exchanges. Mr. Urrea has lectured before professional and civic groups on various tax subjects and is a member of the New Mexico, American, and Albuquerque Bar Associations.

FAMILY RELATIONSHIPS

         Richard Urrea, our President and Chief Executive Officer, is the son of Francisco Urrea, Jr., one of our Directors, and the brother of Daniel Urrea, our Chief Financial Officer, and Matthew Urrea, our Chief Counsel.

ITEM 10.  EXECUTIVE COMPENSATION

         The following table shows all the cash compensation paid by Cyco.net, as well as certain other compensation paid or accrued, during the fiscal years ended December 31, 2000 and 1999 to Cyco.net's three highest paid executive officers. No salaries were paid prior to 1999. No restricted stock awards, long-term incentive plan payouts or other types of compensation, other than the compensation identified in the chart below, were paid to these executive officers during these fiscal years. No executive officer earned a total annual salary and bonus for any of these years in excess of $100,000.

                                       ANNUAL COMPENSATION                    LONG-TERM COMPENSATION
                                       -------------------                    ----------------------
                                                                                 AWARDS           PAYOUTS
                                                                                 ------           -------
                                                            OTHER        RESTRICTED
                                                            ANNUAL         STOCK      OPTIONS/      LTIP      ALL OTHER
                                   SALARY      BONUS      COMPENSATION     AWARD(S)      SARS       PAYOUTS   COMPENSATION
NAME AND                           ------      -----      ------------     --------      ----       -------   ------------
PRINCIPAL POSITION         YEAR       ($)        ($)           ($)            ($)        (#)        ($)         ($)
------------------         ----       ---        ---           ---            ---        ---        ---         ---
Richard Urrea,             2000      $70,999      --            --       $35,000(1)       --        --             --
Chief Executive Officer    1999      $28,666      --            --             --         --        --             --
and President

Daniel Urrea,              2000      $29,999      --            --       $35,000(1)       --        --             --
Chief Financial Officer    1999      $10,000      --            --             --         --        --             --

Brent Wolford,             2000       $9,000      --            --       $10,000(1)       --        --             --
Chief Technical Officer    1999       $7,000      --            --             --         --        --             --

---------------

(1) These represent 1,750,000 shares of common stock issued to each of Richard Urrea and Daniel Urrea and 500,000 shares issued to Brent Wolford. These shares were valued at $0.02 per share on the date of grant.

                             DESCRIPTION OF PROPERTY

         Cyco.net operated from leased office space at 600 Central Avenue SW, 3rd floor, Albuquerque, New Mexico until August 2000. The lease was month to month. There are no outstanding obligations with regard to the lease. Cyco.net moved its business operations to 4201 G. Yale Boulevard, NE, Albuquerque, NM 87107 effective August 2000. Cyco.net has a two year lease, with a basic monthly rental payment of $1,664 until August 2001, after which payments will increase to $1,703 per month for the remainder of the lease.


                                LEGAL PROCEEDINGS

         Cyco.net does not have any litigation proceedings pending against it.

                             PRINCIPAL STOCKHOLDERS

Voting Securities And Principal Holders Thereof

         The following table sets forth, as of November 27, 2001, information with respect to the beneficial ownership of our common stock by (i) persons known by us to beneficially own more than five percent of the outstanding shares, (ii) each director, (iii) each executive officer and (iv) all directors and executive officers as a group.

ITEM 11.  SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

                                                     COMMON STOCK
                                                  BENEFICIALLY OWNED
                                                  ------------------
NAME/ADDRESS                              NUMBER                   PERCENT(1)
------------                              ------                   ----------
Richard Urrea                            4,246,000                    16.2%
600 Alcalde SW #4D
Albuquerque, NM 87104

Matthew Urrea                            2,496,000                     9.4%
2213 Matthew NW
Albuquerque, NM 87110

Daniel Urrea                             4,246,000                    16.2%
3009 Charleston NE
Albuquerque, NM 87110

Nunzio P. De Santis                       2,496,000                     9.4%
600 Central Ave. SW, 3rd Floor
Albuquerque, NM 87102

Francisco Urrea Jr.                      2,184,000                     8.2%
3009 Charleston NE
Albuquerque, NM 87110

Brent Wolford                            2,580,000                     9.7%
2601 Silver Avenue SE #8
Albuquerque, NM 87106

Con Queso, LLC(2)                        1,353,600                     5.1%
P.O. Box 7460
Albuquerque, NM 87194

Henri Hornby                             1,082,540                     4.1%
3653 Hemlock Court
Reno, NV 89509

All Officers and Directors               15,752,000                   59.4%

------------------------------------

(1) Applicable percentage of ownership is based on 26,496,419 shares of common stock outstanding as of November 27, 2001, together with applicable options for each shareholder. Beneficial ownership is determined in accordance with the rules of the Commission and generally includes voting or investment power with respect to securities. Shares of common stock subject to options that are currently exercisable or exercisable within 60 days of November 27, 2001 are deemed to be beneficially owned by the person holding such options for the purpose of computing the percentage of ownership of such person, but are not treated as outstanding for the purpose of computing the percentage ownership of any other person. The common stock is the only outstanding class of equity securities of Cyco.net.

(2)      The individual who has beneficial ownership of these shares is Victoria
         Dever.

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

         At June 2001, Cyco.net had a non-interest bearing loan to Daniel Urrea, our Chief Financial Officer, of $2,500.

         At June 2001, Cyco.net had a non-interest bearing loan to Richard Urrea, our Chief Executive Officer and President, of $17,600. In addition, in the second and third quarters of 1999, Cyco.net extended a non-interest bearing loan of $11,700 to Richard Urrea, our Chief Executive Officer and President. In December 2000, Richard Urrea repaid $6,400 of this loan.

         In December 1999, Cyco.net borrowed $18,000 from Francisco Urrea, a director of Cyco.net. This loan accrued interest at 7% per year and was repaid in June 2000.

         In September 1999, Cyco.net borrowed $500 from Francisco Urrea, a director of Cyco.net.

         In April 2001, Cyco.net issued a total of 4,000,000 shares of common stock, consisting of 1,750,000 shares to Richard Urrea, our Chief Executive
Officer and President; 1,750,000 shares to Daniel Urrea, our Chief Financial Officer; and 500,000 shares to Brent Wolford, our Chief Technical Officer. These shares were issued as bonus compensation. On the date of grant, the shares were valued at $0.02 per share or a total of $80,000.

                MARKET PRICE OF AND DIVIDENDS ON THE REGISTRANT'S
                   COMMON EQUITY AND OTHER SHAREHOLDER MATTERS

         Cyco.net's common stock has been quoted on the Over-the-Counter Bulletin Board maintained by the NASD under the symbol "CYKE."

         The following table sets forth the range of high and low bid quotations for each calendar quarter for Cyco.net's common stock for the prior two years and the first three quarters of 2001.

                                                         BID PRICE PER SHARE
                                                      HIGH                 LOW
      January 4, 1999 - March 31, 1999              $0.8125             $0.1563
      April 1, 1999 - June 30, 1999                 $0.7188             $0.1250
      July 1, 1999 - September 30, 1999             $0.7813             $0.2000
      October 1, 1999 - December 31, 1999           $0.1500             $0.0200

      January 3, 2000 - March 31, 2000              $0.6000             $0.1250
      April 3, 2000 - June 30, 2000                 $0.1800             $0.1000
      July 3, 2000 - September 29, 2000             $0.1300             $0.1000
      October 2, 2000 - December 29, 2000           $0.1000             $0.1000

      January 2, 2001 - March 30, 2001              $0.1000             $0.0200
      April 2, 2001 - June 29, 2001                 $0.1200             $0.0200
      July 2, 2001 - September 28, 2001             $0.1200             $0.0600

         The above  prices  were  obtained  from  Nasdaq,  Inc.  The  quotations
represent  inter-dealer   quotations,   without  retail  mark-up,   markdown  or
commission, and may not necessarily represent actual transactions.

         As of November 27, 2001, Cyco.net believes there were approximately 505 holders of record of our common stock.

         We have not paid dividends in the past on any class of stock and we do not anticipate paying dividends in the foreseeable future.

                            DESCRIPTION OF SECURITIES

CAPITAL STOCK

         The authorized capital stock of Cyco.net consists of 100,000,000 shares of common stock, par value $0.001 per share. As of November 27, 2001, we have 26,496,419 shares of our common stock outstanding. In addition, there are 1,350,000 options to purchase common stock outstanding. We may issue up to 40,000,000 shares of common stock over 24 months pursuant to the Equity Line of Credit. The following description is a summary of the capital stock of Cyco.net and contains the material terms of the capital stock. Additional information can be found in Cyco.net's Articles of Incorporation and Bylaws.

         COMMON STOCK. Each share of common stock entitles the holder to one vote on each matter submitted to a vote of our stockholders, including the election of directors. There is no cumulative voting. Subject to preferences that may be applicable to any outstanding preferred stock, stockholders are entitled to receive ratably such dividends, if any, as may be declared from time to time by the Board of Directors. Stockholders have no preemptive, conversion or other subscription rights. There are no redemption or sinking fund provisions related to the common stock. In the event of liquidation, dissolution or winding up of Cyco.net, stockholders are entitled to share ratably in all assets remaining after payment of liabilities, subject to prior distribution rights of preferred stock, if any, then outstanding.

LIMITATION OF LIABILITY:  INDEMNIFICATION

         Our Bylaws include an indemnification provision under which we have agreed to indemnify directors and officers of Cyco.net to fullest extent possible from and against any and all claims of any type arising from or related to future acts or omissions as a director or officer of Cyco.net.

         Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of Cyco.net pursuant to the foregoing, or otherwise, Cyco.net has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable.

ANTI-TAKEOVER EFFECTS OF PROVISIONS OF THE ARTICLES OF INCORPORATION

         AUTHORIZED AND UNISSUED STOCK. The authorized but unissued shares of our common and preferred stock are available for future issuance without our shareholders' approval. These additional shares may be utilized for a variety of corporate purposes including but not limited to future public or direct offerings to raise additional capital, corporate acquisitions and employee incentive plans. The issuance of such shares may also be used to deter a potential takeover of Cyco.net that may otherwise be beneficial to shareholders by diluting the shares held by a potential suitor or issuing shares to a shareholder that will vote in accordance with Cyco.net's Board of Directors' desires. A takeover may be beneficial to shareholders because, among other reasons, a potential suitor may offer shareholders a premium for their shares of stock compared to the then-existing market price.

                                     EXPERTS

         The financial statements for the year ended December 31, 2000 included in the Prospectus have been audited by Stark Tinter & Associates, LLC, now known as Stark, Winter, Schenkein & Co., LLP, independent certified public accountants to the extent and for the periods set forth in their report (which contains an explanatory paragraph regarding Cyco.net's ability to continue as a going concern) appearing elsewhere herein and are included in reliance upon such report given upon the authority of said firm as experts in auditing and accounting.


                                  LEGAL MATTERS

         The validity of the shares of common stock offered hereby will be passed upon for us by Kirkpatrick & Lockhart LLP, Miami, Florida.


                           HOW TO GET MORE INFORMATION

         We have filed with the Securities and Exchange Commission a registration statement on Form SB-2 under the Securities Act with respect to the securities offered by this prospectus. This prospectus, which forms a part of the registration statement, does not contain all the information set forth in the registration statement, as permitted by the rules and regulations of the Commission. For further information with respect to us and the securities offered by this prospectus, reference is made to the registration statement. Statements contained in this prospectus as to the contents of any contract or other document that we have filed as an exhibit to the registration statement are qualified in their entirety by reference to the to the exhibits for a complete statement of their terms and conditions. The registration statement and other information may be read and copied at the Commission's Public Reference Room at 450 Fifth Street N.W., Washington, D.C. 20549. The public may obtain information on the operation of the Public Reference Room by calling the Commission at 1-800-SEC-0330. The Commission maintains a web site at http://www.sec.gov that contains reports, proxy and information statements, and other information regarding issuers that file electronically with the Commission.

                                 Cyco.Net, Inc.
                                Table of Contents


                                                                    Page
                                                                    ----

Financial Statements as of September 30, 2001

      Consolidated Balance Sheet                                     F-2

      Consolidated Statements of Operations                          F-3

      Consolidated Statements of Cash Flow                           F-4

      Notes to Consolidated Financial Statements                     F-5 - F-6

Financial Statements as of December 31, 2000

      Report of Independent Auditors                                 F-7

      Consolidated Balance Sheet                                     F-8

      Consolidated Statements of Operations                          F-9

      Consolidated Statements of Changes in
            Stockholders' (Deficit) Equity                           F-10

      Consolidated Statements of Cash Flows                          F-11

      Notes to Consolidated Financial Statements                     F-12 - F-19

                                 CYCO.NET, INC.
                           CONSOLIDATED BALANCE SHEET
                               September 30, 2001
                                   (unaudited)

ASSETS
Current Assets:
  Cash                                                    $ 53,798
  Receivables                                               34,294
  Inventory                                                 19,625
  Prepaid expenses                                          48,690
                                                  -----------------
    Total Current Assets                                   156,407
                                                  -----------------


Property and Equipment, net of accumulated
   depreciation of $1,059                                    4,666
                                                  -----------------

Other Assets:
Intangible asset, net of accumulated amortization
   of $20,586                                               32,414
  Other receivables - related party                         25,707
                                                  -----------------
    Total Assets                                         $ 219,194
                                                  =================

LIABILITIES AND STOCKHOLDERS' EQUITY
Current Liabilities:
  Accounts payable and accrued expenses                  $ 216,984
  Due to related parties                                     2,000
                                                  -----------------
    Total Current Liabilities                              218,984
                                                  -----------------

Stockholders' Equity
Common Stock, $0.001 par value,
  100,000,000 shares authorized,
  26,496,419 issued and outstanding                         26,496
Additional paid in capital                                 449,109
Accumulated (deficit)                                     (475,395)
                                                  -----------------
    Total Stockholders' Equity                                 210
                                                  -----------------

    Total Liabilities and Stockholders' Equity           $ 219,194
                                                  =================

     The accompanying notes are an integral part of the financial statements.

                                 CYCO.NET, INC.
                      CONSOLIDATED STATEMENTS OF OPERATIONS
                                   (unaudited)

                                  Three months ended      Nine months ended
                                ----------------------- ------------------------
                                     September 30,           September 30,
                                ----------------------- ------------------------
                                     2001     2000         2001        2000

Revenues                        $1,111,573  $ 828,361   $3,091,435  $1,516,676
Operating expenses:
  Cost of sales                    990,213    777,080    2,808,006   1,407,216
  General and administrative
   expenses                        120,651     93,869      400,040     168,326
                                ----------- ----------- ----------- ------------

    Total operating expenses    $1,110,864    870,949    3,208,046   1,575,542

Income (loss) from operations          709    (42,588)    (116,611)    (58,866)

Other income and (expense)
  Realized (loss) on available
   for sale securities                        (25,492)                 (25,492)
  Interest expense                    (138)        -          (152)         -
                                ----------- ----------- ------------ -----------

Net income (loss)                      571    (68,080)    (116,763)    (84,358)

Other comprehensive income:
 Unrealized gain on available
  for sale securities                          20,312            -       4,688
                                ----------  ----------- ------------ -----------
Comprehensive income(loss)           $ 571  $ (47,768)  $ (116,763)  $ (79,670)
                                ==========  =========== ============ ===========

Per share information:
Net income (loss) per common
  share-basic and diluted           $ 0.00    $ (0.00)     $ (0.00)    $ (0.00)
                                ==========  =========== ============ ===========

Weighted average shares
  outstanding-basic and diluted 26,311,093  20,816,752  25,615,100   20,409,120
                                ==========  =========== ============ ===========

     The accompanying notes are an integral part of the financial statements.

                                 CYCO.NET, INC.
                      CONSOLIDATED STATEMENTS OF CASH FLOWS
                                   (unaudited)

                                                     Nine months ended
                                                        September 30,
                                              -------------------------------
                                                     2001            2000
                                              ---------------   -------------
Operating activities
Net cash provided by (used in) operating
  activities                                      $ 30,798        $ (46,088)
                                              ---------------   -------------

Investing activities
Acquisition of fixed assets                         (2,125)            (640)
Acquisition of intangible assets                   (18,000)               -
Proceeds from sale of available
  for sale securities                                    -           24,508
                                              ---------------   --------------
 Net cash provided by (used in) investing
  activities                                       (20,125)          23,868
                                              ---------------   --------------

Financing activities
Proceeds from stock issuance                             -           62,000
Payment of subscription and account
  receivable for stock                                   -           15,000
Decrease in amounts due to related party                 -          (18,000)
Increase in amounts due from related party          (1,713)               -
                                              ----------------  --------------
Net cash provided by (used in) financing
  activities                                        (1,713)          59,000
                                              ----------------  --------------

Net increase in cash                                 8,960           36,780
Beginning cash balance                              44,838           10,737
                                              ----------------  --------------
Ending cash balance                               $ 53,798         $ 47,517
                                              ================  ==============
Supplemental cash flow information:
Cash paid for income taxes                        $      -         $      -
                                              ================  ==============
Cash paid for interest                            $    152         $      -
                                              ================  ==============

Supplemental Disclosure Of Significant Non-Cash Financing and Investing
  Activities Common stock issued in exchange
  for services                                    $ 40,800         $      -
                                              ================  ===============
Unrealized gain on available for
  sale securities                                 $     -          $ 4,688
                                              ================  ===============

The accompanying notes are an integral part of the financial statements.

                                 CYCO.NET, INC.
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                               SEPTEMBER 30, 2001
                                   (UNAUDITED)

      (1)  Basis Of Presentation

The accompanying unaudited consolidated financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America ("GAAP") for interim financial information and Item 310(b) of Regulation S-B. They do not include all of the information and footnotes required by GAAP for complete financial statements. In the opinion of management, all adjustments (consisting only of normal recurring adjustments) considered necessary for a fair presentation have been included. The results of operations for the periods presented are not necessarily indicative of the results to be expected for the full year. For further information, refer to the audited financial statements of the Company as of December 31, 2000 and for the two years then ended, including notes thereto, included in the Company's Form 10-KSB.

The accompanying consolidated financial statements include the accounts of the Company and its subsidiary. Intercompany transactions and balances have been eliminated in consolidation.

      (2)  Reclassifications

Certain amounts from the three and nine months ended September 30, 2000 financial statements have been reclassified to conform to current periods presentation.

      (3)  Earnings Per Share

The Company calculates net income (loss) per share as required by SFAS No. 128, "Earnings per Share." Basic earnings (loss) per share is calculated by dividing net income (loss) by the weighted average number of common shares outstanding for the period. Diluted earnings (loss) per share is calculated by dividing net income (loss) by the weighted average number of common shares and dilutive common stock equivalents outstanding. During the periods presented, common stock equivalents were not considered as their effect would be anti-dilutive.

      (4)  Stockholders' Equity

During the nine months ended September 30, 2001 the Company had the following equity transactions, all of which were valued at the fair market value of the common stock on the date of the transaction:

o The Company issued 3,500,000 shares of their $0.001 par value common stock valued at $70,000 to two members of their management team.

o The Company issued 500,000 shares of their $0.001 par value common stock valued at $10,000 as compensation to one of their officers for enhancements made to their website.

o In August 2001, Cyco.net entered into the Equity Line of Credit Agreement pursuant to which it may issue up to 40,000,000 shares of common stock at an 18% discount to the prevailing market price of the common stock. Any shares so issued by the Company will then be sold by the purchaser at the prevailing market price to third parties. The Company may borrow on the line of credit upon the sale of these shares to third parties. The discount on the shares will be treated as though it were a commission and will be deducted from additional paid in capital at the time the shares are issued.

o In August 2001, Cyco.net issued 550,000 shares of common stock for consulting services valued at $44,000 or $0.08 per share.

o Cyco.net issued options to an employee to purchase 750,000 shares of common stock at an exercise price of $0.06 per share.

                         REPORT OF INDEPENDENT AUDITORS


Shareholders and Board of Directors
Cyco.Net, Inc.


We have audited the accompanying consolidated balance sheet of Cyco.Net, Inc as of December 31, 2000, and the related consolidated statements of operations, stockholders' (deficit) equity, and cash flows for the year then ended and for the period from January 25, 1999 (inception) to December 31, 1999. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Cyco.net, Inc. as of December 31, 2000, and the results of its operations, and its cash flows for the year then ended and the period from January 25, 1999 (inception) to December 31, 1999, in conformity with accounting principles generally accepted in the United States of America.

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 2 to the financial statements, the Company has suffered recurring losses from operations and has a working capital deficit. These factors raise substantial doubt about the Company's ability to continue as a going concern. Management's plans in regard to these matters are also discussed in Note 2. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.


/s/ Stark Tinter & Associates, LLC
-----------------------------------------
    Stark Tinter & Associates, LLC

Denver, Colorado
April 8, 2001

                                 CYCO.NET, INC.
                           CONSOLIDATED BALANCE SHEET
                                DECEMBER 31, 2000



                                     ASSETS

CURRENT ASSETS
    Cash                                                            $ 44,838
    Receivables                                                       70,377
    Inventory                                                          5,776
    Prepaid expenses                                                   1,905
                                                                  -----------
      Total current assets                                           122,896
                                                                  -----------

PROPERTY AND EQUIPMENT, net of accumulated
       depreciation of $207                                            3,392
                                                                  -----------

OTHER ASSETS
  Intangible asset, net of accumulated amortization
       of $5,208                                                      19,792
  Other receivables - related party                                   23,994
                                                                  -----------

                                                                   $ 170,074
                                                                  ===========

                      LIABILITIES AND STOCKHOLDERS' EQUITY

CURRENT LIABILITIES
   Accounts payable and accrued expenses                           $ 163,900
                                                                  -----------

STOCKHOLDERS' EQUITY
Common stock, $0.001 par value,
   30,000,000 shares authorized,
   21,946,419 issued and outstanding                                  21,946
Additional paid in capital                                           342,859
Accumulated (deficit)                                               (358,631)
                                                                  -----------

                                                                       6,174
                                                                  -----------

                                                                   $ 170,074
                                                                  ===========

           See accompanying notes to consolidated financial statements

                                 CYCO.NET, INC.
                      CONSOLIDATED STATEMENTS OF OPERATIONS


                                                 YEAR ENDED        PERIOD ENDED
                                                DECEMBER 31,       DECEMBER 31,
                                                   2000               1999
                                              ---------------   ----------------

REVENUES                                       $   2,496,018       $      9,671

COST OF GOOD SOLD                                  2,302,510              8,321
                                              ---------------   ----------------

GROSS PROFIT                                         193,508              1,350

GENERAL AND ADMINISTRATIVE EXPENSES                  386,152            141,689
                                              ---------------   ----------------

(LOSS) FROM OPERATIONS                              (192,644)          (140,339)

OTHER INCOME (EXPENSE)
  Interest expense                                       (53)              (103)
  Loss on sale of available for sale securities      (25,492)                 -
                                              ---------------   ----------------

                                                     (25,545)              (103)
                                              ---------------   ----------------

NET (LOSS)                                          (218,189)          (140,442)

OTHER COMPREHENSIVE (LOSS)

  Unrealized (loss) on available for sale
        securities                                        -              (4,688)
                                              ---------------   ----------------

COMPREHENSIVE (LOSS)                           $   (218,189)       $   (145,130)
                                              ===============   ================

PER SHARE INFORMATION:

WEIGHTED AVERAGE SHARES OUTSTANDING
        (BASIC AND DILUTED)                      20,619,849          17,366,281
                                              ===============   ================

NET (LOSS) PER COMMON SHARE
        (BASIC AND DILUTED)                    $ (0.01)            $      (0.01)
                                              ===============   ================




          See accompanying ntoes to consolidated financial statements.

                                                           CYCO, NET, INC.
                                      CONSOLIDATED STATEMENT OF STOCKHOLDERS' (DEFICIT) EQUITY
                                FOR THE PERIOD FROM JANUARY 25, 1999 (INCEPTION) TO DECEMBER 31, 2000

                                                                                Additional                  Other
                                                            Common Stock         Paid in    Accumulated  Comprehensive
                                                         Shares      Amount      Capital     Deficit       (Loss)        Total
                                                         ------      ------      -------     -------       ------        -----

  Shares issued at inception for services
    at $.001 per share                               14,976,000   $   7,200   $       -    $       -      $      -   $   7,200

  Reclassification of paid in capital                         -       7,776      (7,776)           -             -           -

  Shares issued for cash at $.05 per share              208,000         208       4,792            -             -       5,000

  Shares issued for services at $.05 per share          145,600         146       3,354            -             -       3,500

  Shares issued for cash at $.10 per share              769,600         770      36,230            -             -      37,000

  Shares issued for services at $.10 per share          312,000         312      14,688            -             -      15,000

  Shares issued in conjunction with a
    recapitalization                                  2,909,219       2,908      43,597            -       (37,500)      9,005

  Shares issued for a receivable at $.10 per
         share                                          150,000         150      14,850            -             -      15,000

  Shares issued for cash at $.50 per share               20,000          20       9,980            -             -      10,000

  Shares issued for cash at $.20 per share               50,000          50       9,950            -             -      10,000

  Shares issued for cash at $.05 per share              200,000         200       9,800            -             -      10,000

  Shares issued for cash at $.075 per share             200,000         200      14,800            -             -      15,000

  Unrealized loss on available for sale securities            -           -           -            -        (4,688)     (4,688)

  Net (loss) for the period ended, December 31,
         1999                                                 -           -           -     (140,442)            -    (140,442)
                                                     ----------      ------     -------     ---------      --------     -------

Balance at December 31, 1999                         19,940,419      19,940     154,265     (140,442)      (42,188)     (8,425)

  Shares issued for cash at $.05 per share              200,000         200       9,800            -             -      10,000

  Shares issued for cash at $.10 per share              520,000         520      51,480            -             -      52,000

  Shares issued for services at $.10 per share        1,036,000       1,036     102,564            -             -     103,600

  Shares issued in exchange for domain name
         at $.10 per share                              250,000         250      24,750            -             -      25,000

  Change in unrealized net (loss) due to sale of
        securities                                            -           -           -            -        42,188      42,188

  Net (loss) for the year ended, December 31, 2000            -           -           -     (218,189)            -    (218,189)
                                                     ----------      ------     -------     ---------      --------     -------

Balance at December 31, 2000                         21,946,419   $  21,946   $ 342,859   $  358,631)     $      -   $   6,174
                                                     ==========      ======     =======     =========      ========     =======


                                    See accompanying notes to consolidated financial statements.

                                                           CYCO.NET, INC.
                                               CONSOLIDATED STATEMENTS OF CASH FLOWS

                                                                   YEAR ENDED              PERIOD ENDED
                                                                  DECEMBER 31,             DECEMBER 31,
                                                                      2000                      1999
                                                                 --------------          ----------------
OPERATING ACTIVITIES
     Net (loss)                                                   $   (218,189)         $      (140,442)

     Adjustments to reconcile net (loss) to net cash
           (used in) operating activities:
               Loss on sale of available for sale securities            25,492                        -
               Amortization                                              5,208
               Depreciation                                                207                        -
               Write off note payable                                  (10,000)
               Common stock issued for services                        103,600                   40,700
               Common stock issued in conjunction with a
                  recapitalization                                           -                   46,505
               Available for sale securities received as payment for
                  license rights                                             -                  (50,000)
               Issuance of stock in exchange for a subscription receivable   -                  (15,000)
     Changes in assets and liabilities:
          (Increase) in receivables                                    (43,770)                 (26,607)
          (Increase) in inventory                                       (4,719)                  (1,057)
          (Increase) decrease in prepaid expenses                        2,295                   (4,200)
          (Increase) in other receivables - related party              (23,994)                       -
          Increase in accounts payable and accrued expenses            118,062                   45,838
                                                                 --------------          ----------------
                  Net cash (used in) operating activities              (45,808)                (104,263)
                                                                 --------------          ----------------

INVESTING ACTIVITIES
     Proceeds from sale of available for sale securities                24,508                        -
     Acquisition of fixed assets                                        (3,599)                       -
                                                                 --------------          ----------------
                 Net cash provided by investing activities              20,909                        -
                                                                 --------------          ----------------


FINANCING ACTIVITIES
     Proceeds from stock issuance                                       62,000                   87,000
     Decrease in subscription receivable                                15,000                        -
     Increase (decrease) in amounts due to related party               (18,000)                  18,000
     Proceeds from note payable                                              -                   10,000
                                                                 --------------          ----------------
                 Net cash provided by financing activities              59,000                  115,000
                                                                 --------------          ----------------
                       Net increase in cash                             34,101                   10,737

CASH AT BEGINNING OF YEAR                                               10,737                        -
                                                                 --------------          ----------------
CASH AT END OF YEAR                                               $     44,838          $        10,737
                                                                 ==============          ================
SUPPLEMENTAL CASH FLOW INFORMATION:
     Cash paid for:
           Interest                                               $         53          $             -
                                                                 ==============          ================
           Income taxes                                           $          -          $             -
                                                                 ==============          ================

SUPPLEMENTAL DISCLOSURE OF SIGNIFICANT NON-CASH FINANCING AND INVESTING ACTIVITIES

     Common stock issued in exchange for acquisition of
              domain name                                         $     25,000          $             -
                                                                 ==============          ================
     Unrealized loss on available for sale securities             $          -          $         (4,688)
                                                                 ==============          ================



                                    See accompanying notes to consolidated financial statements.

                                 CYCO.NET, INC.
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                DECEMBER 31, 2000



NOTE 1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Organization

Cyco.Net, Inc. (the "Company") was incorporated on January 25, 1999 in the State of New Mexico. The Company has a network of web-based businesses. The Company's primary line of business is the sale of cigarettes through their website "Cycocigs.com".

The Company was in the development stage from its inception on January 25, 1999 through December 31, 1999. The Company commenced operations on January 1, 2000.

During July 1999 the Company completed reorganization with AVE, Inc. a Nevada corporation, whose net assets aggregated $46,505 on a historical cost basis. In conjunction therewith, AVE, Inc. issued 16,411,200 shares of its restricted common stock for all of the issued and outstanding common shares of the Company. This reorganization was accounted for as though it were a recapitalization of the Company and sale by the Company of 2,909,219 shares of common stock in exchange for the net assets of AVE, Inc.

Principles of consolidation

The consolidated  financial  statements  include the accounts of the Company and
its  wholly  owned  subsidiary.   All  significant   intercompany  accounts  and
transactions have been eliminated.

Revenue recognition

The Company's primary source of revenue is the sale of cigarettes through their website "Cycocigs.com". The Company records revenue from cigarette sales when product is shipped.

The Company also generates revenue through online advertising. The Company recognizes revenue from this service on a straight line basis over the period the ads are displayed on the website.

Credit Card processing Fees

Credit card processing fees are recorded at the time of remittance and included in administrative expenses. An allowance for chargebacks is also recorded at the time of remittance. To date chargebacks have not been significant.

Inventory

Inventory is stated at the lower of cost or market, cost being determined on a first-in, first-out basis.

                                 CYCO.NET, INC.
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                DECEMBER 31, 2000



Advertising costs

The Company expenses all costs of advertising as incurred. Advertising costs included in selling, general and administrative expenses aggregated $7,489 in 2000 and $2,178 in 1999.

Cash and cash equivalents

For purposes of balance sheet classification and the statements of cash flows, the Company considers all highly liquid investments purchased with an original maturity of three months or less to be cash equivalents.

Fair value of financial instruments

Fair value estimates discussed herein are based upon certain market assumptions and pertinent information available to management as of December 31, 2000. The respective carrying value of certain on-balance-sheet financial instruments approximated their fair values. These financial instruments include cash and cash equivalents, accounts receivable, accounts payable and accrued expenses. Fair values were assumed to approximate carrying values for these financial instruments because they are short term in nature, their carrying amounts approximate fair values, or they are receivable or payable on demand.

Property and equipment

Property and equipment is stated at cost and is being depreciated using the straight-line method over the asset's estimated economic life of 5 years.

Impairment of long-lived assets

The Company periodically reviews the carrying amount of property, plant and equipment and its identifiable intangible assets to determine whether current events or circumstances warrant adjustments to such carrying amounts. If an impairment adjustment is deemed necessary, such loss is measured by the amount that the carrying value of such assets exceeds their fair value. Considerable management judgement is necessary to estimate the fair value of assets, accordingly, actual results could vary significantly from such estimates. Assets to be disposed of are carried at the lower of their financial statement carrying amount or fair value less costs to sell. As of December 31, 2000 there were no such impairments.

Net (loss) per common share

The Company follows Statement of Financial Accounting Standards No. 128, "Earnings Per Share" ("SFAS No. 128"). Basic earnings per common share ("EPS") calculations are determined by dividing net income (loss) by the weighted average number of shares of common stock outstanding during the year. Diluted

                                 CYCO.NET, INC.
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                DECEMBER 31, 2000



earnings per common share  calculations  are  determined  by dividing net income
(loss) by the weighted average number of common shares and dilutive common share equivalents outstanding. During the periods when they are anti-dilutive, common stock equivalents, if any, are not considered in the computation.

Intangibles

Product and website development costs incurred in developing the Company's website are accounted for in accordance with SOP 98-1. Product and website development costs include amounts incurred by the Company to develop, enhance, manage, monitor and operate the Company's website. External direct costs of materials and services consumed in developing or obtaining internal-use computer software, payroll and payroll- related costs for employees who devote time directly related to the internal-use computer software project, and interest costs incurred while developing internal-use computer software are capitalized. Product development costs, preliminary project and past implementation product costs are expensed as incurred. Internal costs for upgrades and enhancements that result in probable additional functionality are capitalized.

On August 1, 2000 the Company issued 250,000 shares of its $0.001 par value common stock for the purchase of a domain name. Amortization is computed using the straight-line method over a life of two years. Accumulated amortization of the domain name at December 31, 2000 was $5,208.

Stock-based compensation

The Company accounts for stock based compensation in accordance with SFAS No. 123, "Accounting for Stock-Based Compensation." The provisions of SFAS No. 123 allow companies to either expense the estimated fair value of stock options or to continue to follow the intrinsic value method set forth in APB Opinion 25, "Accounting for Stock Issued to Employees" ("APB 25") but disclose the pro forma effects on net income (loss) had the fair value of the options been expensed. The Company has elected to continue to apply APB 25 in accounting for its stock option incentive plans.

Use of estimates

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ from those estimates.

Segment information

The Company follows SFAS No. 131, "Disclosure about Segments of an Enterprise and Related Information". Certain information is disclosed, per SFAS No. 131, based on the way management organizes financial information for making operating decisions and assessing performance. The Company currently operates in one business segment and will evaluate additional segment disclosure requirements as it expands operations.

                                 CYCO.NET, INC.
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                DECEMBER 31, 2000



Reclassifications

Certain amounts presented in the previous years financial statements have been reclassified to conform to the current year presentations.

Concentrations

There have been a number of adverse legislative, regulatory, political and other developments concerning the tobacco industry that have received widespread media attention. These developments may negatively affect the perception of potential and current customers with respect to the tobacco industry, and therefore effect the Company's operations.

Marketable Securities

The Company's marketable securities consisted of common stock holdings and are classified as available-for-sale and are reported at fair value. Unrealized gains and losses are reported, net of taxes, as a component of stockholders' equity within accumulated other comprehensive income. Unrealized losses are charged against income when a decline in fair value is determined to be other than temporary. The specific identification method is used to determine the cost of securities sold.

Marketable securities, which have no readily determinable fair value, are carried at the lower of cost or market.

Recent pronouncements

The FASB recently issued Statement No 137, "Accounting for Derivative Instruments and Hedging Activities-Deferral of Effective Date of FASB Statement No. 133". The Statement defers for one year the effective date of FASB Statement No. 133, "Accounting for Derivative Instruments and Hedging Activities". The rule now will apply to all fiscal quarters of all fiscal years beginning after June 15, 2000. In June 1998, the FASB issued SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities". The Statement will require the Company to recognize all derivatives on the balance sheet at fair value. Derivatives that are not hedges must be adjusted to fair value through income. If the derivative is a hedge, depending on the nature of the hedge, changes in the fair value of derivatives will either be offset against the change in fair value of the hedged assets, liabilities, or firm commitments through earnings or recognized in other comprehensive income until the hedged item is recognized in earnings. The ineffective portion of a derivative's change in fair value will be immediately recognized in earnings. The Company has not engaged in any hedging activities since their inception on January 25, 1999.

                                 CYCO.NET, INC.
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                DECEMBER 31, 2000



During December 1999, the Securities and Exchange Commission released Staff Accounting Bulletin No. 101, Revenue Recognition in Financial Statements (SAS No. 101), which provides guidance on the recognition, presentation and disclosure of revenue in financial statements. SAB No. 101 did not impact the Company's revenue recognition policies.

NOTE 2.  GOING CONCERN

The Company's financial statements are presented on a going concern basis, which contemplates the realization of assets and satisfaction of liabilities in the normal course of business.

The Company has experienced a loss from operations as a result of its investment necessary to achieve its operating plan, which is long-range in nature. For the periods ended December 31, 2000 and 1999, the Company incurred net losses of $218,189 and $140,442, respectively. At December 31, 2000, the Company had a working capital deficit of $41,004.

The Company's ability to continue as a going concern is contingent upon its ability to secure financing, increase ownership equity and attain profitable operations. In addition, the Company's ability to continue as a going concern must be considered in light of the problems, expenses and complications frequently encountered by entrance into established markets and the competitive environment in which the Company operates.

The Company is pursuing financing for its operations and seeking additional private placement investments. In addition, the Company has begun to operate its website and generate significant revenues from the sale of its products.

The financial statements do not include any adjustments to reflect the possible future effects on the recoverability and classification of assets or the amounts and classification of liabilities that may result from the possible inability of the Company to continue as a going concern.

NOTE 3.  MARKETABLE SECURITIES

In conjunction with the recapitalization described in Note 1 the Company acquired certain marketable securities with a cost of $50,000 and an unrealized loss included in other comprehensive income of $37,500. The Company sold the securities during the year ended December 31, 2000 for $24,508, resulting in a realized loss of $25,492. The Company had no investments in marketable securities at December 31, 2000.

NOTE 4.  STOCKHOLDERS' EQUITY

During January 1999 the Company issued 14,976,000 shares of common stock for services valued at $7,200, which management believes is the fair market value of the services provided.

                                 CYCO.NET, INC.
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                DECEMBER 31, 2000



During the period from May 1999 through July 1999 the Company issued 977,600 shares of its $0.001 par value common stock to various investors for cash aggregating $42,000 and 457,600 shares of its $.001 par value common stock to various individuals in exchange for services valued at $18,500.

During July 1999 the Company issued 2,909,219 shares of its $0.001 par value common stock in conjunction with a recapitalization (see Note 1).

During the period from August 1999 through December 1999 the Company issued 620,000 shares of its $0.001 par value common stock to various investors for cash aggregating $45,000 and a receivable of $15,000. The receivable was collected during January 2000.

During the year ended December 31, 2000, the Company issued 720,000 shares of its $0.001 par value common stock to various investors for cash aggregating $62,000.

During the year ended December 31, 2000 the Company issued 1,036,000 shares of its $0.001 par value common stock to various individuals in exchange for services valued at $103,600. The Company also issued 250,000 shares of its $0.001 par value common stock in exchange for the acquisition of a web site valued at $25,000.

During the periods covered by these financial statements the Company issued shares of common stock for cash and non cash consideration, without registration under the Securities Act of 1933. Although the Company believes that the sales did not involve a public offering of its securities and that the Company did comply with the "safe harbor" exemptions from registration, it could be liable for recission of the cash sales if such exemptions were found not to apply and this could have a material negative impact on the Company.

NOTE 5.  RELATED PARTY TRANSACTIONS

At December 31, 2000, the Company had a receivable with companies owned by an officer of the Company of $23,994.

At December 31, 1999, the Company had an outstanding non-interest bearing loan from an officer of $18,000. The loan was repaid during the year ended December 31, 2000.

For the year ended December 31, 2000, the Company has included $2,000 due to related parties in accounts payable and accrued expenses.

NOTE 6.  INCOME TAXES

The Company accounts for income taxes under Statement of Financial Accounting Standards No. 109, "Accounting for Income Taxes" ("SFAS No. 109"), which requires use of the liability method. SFAS No. 109 provides that deferred tax assets and liabilities are recorded based on the differences between the tax bases of assets and liabilities and their carrying amounts for financial reporting purposes, referred to as temporary differences. Deferred tax assets and liabilities at the end of each period are determined using the currently enacted tax rates applied to taxable income in the periods in which the deferred tax assets and liabilities are expected to be settled or realized.

The types of temporary differences between the tax basis of assets and their financial reporting amounts that give rise to a significant portion of the deferred tax asset are as follows:
                                                 Reconciling              Tax
                                                   Item                Effect
                                                 -----------       ----------

Net operating loss carryforward:                 $358,000          $122,000
                                                 ========          ========

The net operating loss carry forward will expire through 2020. The deferred tax asset has been fully reserved at December 31, 2000.

The provision for income taxes differs from the amount computed by applying the statutory federal income tax rate of 34% to income before income taxes due to the effect of the net operating loss. The net operating loss negates any provision for income taxes.

NOTE 7.  STOCK BASED COMPENSATION

The Company has a compensatory stock option plan. Under the plan, the Company may grant options for up to 4,000,000 shares of common stock. The exercise price of each option shall be determined by the Compensation Committee or by the CEO with reference to factors such as current fair market value of the Stock, net book value per share, regular or other remuneration already being received by the optionee. The maximum term of the options is five years and they vest on the date granted.

During 1999 the Company granted 600,000 options exercisable at $.10 per share to officers of the Company. These options are exercisable at any time through January 31, 2003. The Company has agreed, to repurchase these 600,000 options for $60,000 upon the receipt of proceeds from a Regulation D, Rule 504 offering.

The effect of applying SFAS No. 123 pro forma net loss is not necessarily representative of the effects on reported net income (loss) for future years due to, among other things, the vesting period of the stock options and the fair value of additional stock options in future years. Had compensation cost for the Company's stock option plans been determined based upon the fair value at the grant date for awards under the plans consistent with the methodology prescribed under SFAS No. 123, the Company's net (loss) would be unchanged.

NOTE 8. COMMITMENTS

In August 1999 the Company entered into a line of credit agreement ("the agreement"). Pursuant to the terms of the agreement the Company may issue and

                                 CYCO.NET, INC.
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                DECEMBER 31, 2000



sell to an investor up to $890,000 of debentures. The investments in the debentures may be made in reliance upon the provisions of Rule 504 of the Securities Act of 1933 and other exemptions from registration of the Securities Act as may be available. These debentures contain a beneficial conversion feature in that they are convertible at 75% of the trading price of the Company's common stock. The beneficial conversion feature will be recognized at the time the instruments are issued and the value of the feature will be allocated to paid in capital. As of the date of these financial statements no debentures have been issued.

The Company leases office and warehouse space under an operating lease expiring during April 2002. The lease calls for monthly payments of $1,664. Rental expense for the years ended December 31, 2000 and 1999 were $12,460 and $7,605, respectively.

Minimum annual future rent payments related to the operating lease are as follows:

                        Year
                        ----
                        2001         $19,970
                        2002           6,810
                                      ------
                                     $26,780
                                      ======
NOTE 9. SUBSEQUENT EVENT

During April 2001 the Company authorized the issuance of 4,000,000 shares of their $0.001 par value common stock to three members of their management team.

WE HAVE NOT AUTHORIZED ANY DEALER,  SALESPERSON OR OTHER PERSON
TO PROVIDE ANY  INFORMATION OR MAKE ANY  REPRESENTATIONS  ABOUT
CYCO.NET,   INC.  EXCEPT  THE  INFORMATION  OR  REPRESENTATIONS
CONTAINED  IN  THIS  PROSPECTUS.  YOU  SHOULD  NOT  RELY ON ANY
ADDITIONAL INFORMATION OR REPRESENTATIONS IF MADE.

                   -----------------------

This  prospectus  does not  constitute  an offer to sell, or a                         ----------------------
solicitation of an offer to buy any securities:
                                                                                             PROSPECTUS
     O   except the common stock offered by this prospectus;
                                                                                        ---------------------
     O   in  any   jurisdiction   in   which   the   offer  or
         solicitation is not authorized;

     O   in  any  jurisdiction   where  the  dealer  or  other
         salesperson  is not  qualified  to make the  offer or                    41,300,000 SHARES OF COMMON STOCK
         solicitation;

     O   to any  person  to whom it is  unlawful  to make  the
         offer or solicitation; or                                                         CYCO.NET, INC.

     O to any person who is not a United States resident or who is outside the jurisdiction of the United States.

The delivery of this prospectus or any accompanying sale does not imply that:
                                                                                        ___________ __, 2001
     O   there  have  been  no  changes  in  the   affairs  of
         Cyco.net, Inc. after the date of this prospectus; or

     O   the  information   contained  in  this  prospectus  is
         correct after the date of this prospectus.

                   -----------------------

Until __________,  2002, all dealers effecting  transactions in the registered securities, whether or not participating in this distribution,  may be required to deliver a prospectus. This is
in  addition  to  the   obligation  of  dealers  to  deliver  a
prospectus when acting as underwriters.

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 24.  INDEMNIFICATION OF DIRECTORS AND OFFICERS

         Cyco.net's bylaws provide that we have the power to indemnify any officer or director against damages if such person acted in good faith and in a manner the person reasonably believed to be in the best interests of our Company. No indemnification may be made (i) if a person is adjudged liable unless a Court determines that such person is entitled to such indemnification,
(ii) with respect to amounts paid in settlement without court approval or (iii) expenses incurred in defending any action without court approval.

ITEM 25.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

         The following table sets forth estimated expenses expected to be incurred in connection with the issuance and distribution of the securities being registered. All expenses will be paid by Cyco.net.

       Securities and Exchange Commission Registration Fee      $         2,629
       Printing and Engraving Expenses                          $         5,000
       Accounting Fees and Expenses                             $        15,000
       Legal Fees and Expenses                                  $        25,000
       Blue Sky Qualification Fees and Expenses                 $        10,000
       Miscellaneous                                            $         2,371
                                                                ---------------
                                                                $        60,000
                                                                ---------------

       TOTAL                                                    $        60,000
                                                                ===============

ITEM 26.  RECENT SALES OF UNREGISTERED SECURITIES

      In August 2001, Cyco.net entered into the Equity Line of Credit Agreement with Cornell Capital Partners, L.P. pursuant to which it may issue up to 40,000,000 shares of common stock at an 18% discount to the prevailing market price of the common stock. In August 2001, Cyco.net issued 500,000 shares of common stock to Persia Consulting Group for consulting services valued at $40,000 or $0.08 per share. Cyco.net also issued 50,000 shares of common stock to David Gonzalez for consulting services valued at $4,000 or $0.08 per share. Cyco.net issued options to Lynette Budagher to purchase 750,000 shares of common stock at an exercise price of $0.06 per share.

      In April 2001, Cyco.net had the following equity transactions, all of which were valued at the fair market value of the common stock on the date of the transaction:

         o Cyco.net issued 3,500,000 shares of common stock valued at $70,000, to two members of their management team, one-half to Richard Urrea and one-half to Daniel Urrea.

         o Cyco.net issued 500,000 shares of common stock valued at $10,000 to a member of its management team Brent Wolford as compensation for enhancements made to its website.

      During the year ended December 31, 2000, Cyco.net issued 1,036,000 shares of its $0.001 par value common stock to various individuals in exchange for services valued at $103,600. These shares were issued as follows: 30,000 shares for consulting services valued at $3,000 to Insiderstreet.com, 1,000,000 shares for legal services valued at $100,000 to Con Queso, LLC and 6,000 shares for electrical work valued at $600 to John J. Barnaba, Jr. The Company also issued 250,000 shares of its $0.001 par value common stock to Ryan S. Diederich in exchange for the acquisition of a web site valued at $25,000.

      During the year ended December 31, 2000, Cyco.net issued 720,000 shares of its $0.001 par value common stock to various investors for cash aggregating
$62,000. These shares were issued as follows: Edward R. Fittipaldi purchased 20,000 shares for $2,000; Patrick L. Kinsella purchased 50,000 shares for $5,000; Aztec Trust purchased 50,000 shares for $5,000; Robert P. Tinnin purchased 100,000 for $10,000; Jerry D. Richardson purchased 50,000 shares for $5,000; Dennis R. Snyder purchased 100,000 for $10,000; John T. Badal purchased 100,000 shares for $10,000; Danny Deaver purchased 200,000 shares for $10,000; and Doug Fenton purchased 50,000 shares for $5,000.

      During the period from August 1999 through December 1999, Cyco.net issued 620,000 shares of its $0.001 par value common stock for cash aggregating $45,000 and a receivable of $15,000. The receivable was collected during January 2000. These shares were issued as follows: Bobbie A. Love purchased 50,000 shares for $10,000; John O. Harry purchased 20,000 for $10,000; Brenden T. Riccobene purchased 200,000 shares for $10,000; Dennis Chavez purchased 200,000 shares for $15,000; and Don Rehm purchased 150,000 shares for $15,000 receivable collected in January 2000.

      During July 1999, Cyco.net issued 2,909,219 shares of its $0.001 par value common stock in conjunction with a recapitalization. These shares were issued as follows:

          NAME              # OF SHARES             NAME           # OF SHARES
          ----              -----------             ----           -----------

Henri Hornby                  1,068,000      E-2 Brokers               137,000
Pacific Paragon Investments      53,000      Neil F. Hornby            100,000
Gene Klawetter                  763,000      KKG Capital               100,000
Jim Betner                      261,000      Ferris Peery               40,000
George Sullivan                 160,000      Olympic Capital Group      31,000
David Evans                      57,000      Various                    39,219
Dan Smith                       100,000

      During the period from May 1999 through July 1999, Cyco.net issued 977,600 shares of its $0.001 par value common stock for cash aggregating $42,000. These shares were issued as follows: Max Sonnenberg purchased 104,000 shares for $5,000; Larry Minarsich purchased 208,000 shares for $10,000; Doug Fenton purchased 41,600 shares for $2,000; Daniel Behles purchased 104,000 shares for $5,000; Charles Elias and Joseph Elias purchased 104,000 shares for $5,000; Dennis Chavez purchased 208,000 shares for $10,000; and Con Queso, LLC purchased 208,000 shares for $5,000. In addition, during the period from May 199 through July 1999, Cyco.net issued 457,600 shares of its $.001 par value common stock to various individuals in exchange for services valued at $18,500. These shares were issued as follows: Con Queso, LLC received 145,000 shares for legal services valued at $3,500; Leon Palmisano received 208,000 shares for consulting valued at $10,000; and Paul Roney received 104,000 shares for aid in fund raising valued at $5,000.

      At inception, during January 1999, Cyco.net issued 14,976,000 shares of common stock for services valued at $7,200, which management believes is the fair market value of the services provided. These shares were issued as follows:

       NAME            # OF SHARES           NAME                  # OF SHARES
       ----            -----------           ----                  -----------

Francisco Urrea, Jr.     2,496,000     Nunzio DeSantis family
Richard Urrea            2,496,000     Trust                         2,496,000
MAU, LLC                 2,496,000     Brent Wolford                 2,080,000
Daniel Urrea             2,496,000     Trey Urrea                      416,000


      With respect to the sale of unregistered securities referenced above, all transactions were exempt from registration pursuant to Section 4(2) of the Securities Act of 1933 (the "1933 Act"), and Regulation D promulgated under the 1933 Act. In each instance, the purchaser had access to sufficient information regarding Cyco.net so as to make an informed investment decision. More specifically, Cyco.net had a reasonable basis to believe that each purchaser was an "accredited investor" as defined in Regulation D of the 1933 Act and otherwise had the requisite sophistication to make an investment in Cyco.net's common stock.

ITEM 27.   EXHIBITS

         (a) The following exhibits are filed as part of this registration statement:

EXHIBIT NO.           DESCRIPTION                                              LOCATION
-----------           -----------                                              --------
2.1                   Acquisition Agreement between Ave and DMI                Incorporated by reference to Exhibit 2.1 to
                                                                               the Company's Annual Report on Form 10-KSB as
                                                                               filed with the Securities and Exchange
                                                                               Commission on April 16, 2001

2.2                   Letter of Intent between Ave and Cyco.net dated          Incorporated by reference to Exhibit 2.2 to
                      July 9, 1999                                             the Company's Annual Report on Form 10-KSB as
                                                                               filed with the Securities and Exchange
                                                                               Commission on April 16, 2001

3.1                   Certificate of Amendment to Change name to Ave, Inc.     Incorporated by reference to Exhibit 2.7 to
                      dated 5/7/90                                             the Company's Annual Report on Form 10-KSB as
                                                                               filed with the Securities and Exchange
                                                                               Commission on April 16, 2001

3.2                   Certificate of Agreement of Merger of DeLuxe Onyx        Incorporated by reference to Exhibit 2.8 to
                      Company dated January 23, 1987                           the Company's Annual Report on Form 10-KSB as
                                                                               filed with the Securities and Exchange
                                                                               Commission on April 16, 2001

3.3                   Certificate and Agreement of Merger of DeLuxe dated      Incorporated by reference to Exhibit 2.9 to
                      1/23/87                                                  the Company's Annual Report on Form 10-KSB as
                                                                               filed with the Securities and Exchange
                                                                               Commission on April 16, 2001

3.4                   Certificate Amending Certificate of Incorporation        Incorporated by reference to Exhibit 2.10 to
                      dated January 23, 1987                                   the Company's Annual Report on Form 10-KSB as
                                                                               filed with the Securities and Exchange
                                                                               Commission on April 16, 2001

3.5                   Ave, Inc. By Laws                                        Incorporated by reference to Exhibit 3.0 to
                                                                               the Company's Annual Report on Form 10-KSB as
                                                                               filed with the Securities and Exchange
                                                                               Commission on April 16, 2001

3.6                   Articles in Incorporation of Cyco.net, Inc. the Wholly   Incorporated by reference to Exhibit 21.1 to
                      Owned Subsidiary Cyco.net, Inc. (formerly Ave, Inc.)     the Company's Annual Report on Form 10-KSB as
                                                                               filed with the Securities and Exchange
                                                                               Commission on April 16, 2001

3.7                   Certificate of Amendment to Articles of Cyco.net, Inc.   Incorporated by reference to Exhibit 21.2 to
                      to change name from Ave, Inc. to Cyco.net, Inc.          the Company's Annual Report on Form 10-KSB as
                                                                               filed with the Securities and Exchange
                                                                               Commission on April 16, 2001

3.8                   Certificate of Amendment of Cyco.net, Inc.               Incorporated by reference to Exhibit 21.3 to
                                                                               the Company's Annual Report on Form 10-KSB as
                                                                               filed with the Securities and Exchange
                                                                               Commission on April 16, 2001

                                     II-3

EXHIBIT NO.           DESCRIPTION                                              LOCATION
-----------           -----------                                              --------
3.9                   By-Laws of Cyco.net, Inc.                                Incorporated by reference to Exhibit 21.5 to
                                                                               the Company's Annual Report on Form 10-KSB as
                                                                               filed with the Securities and Exchange
                                                                               Commission on April 16, 2001

3.10                  Articles of Amendment and Restatement to Articles of     Incorporated by reference to Exhibit 3.10 to
                      Incorporation of AVE, Inc.                               Cyco.net's Registration Statement on Form SB-2
                                                                               filed with the Securities and Exchange
                                                                               Commission on September 13, 2001

3.11                  Certificate of Amendment to Articles of Incorporation    Incorporated by reference to Exhibit 3.11 to
                      of Cyco.net, Inc. filed with Nevada Secretary of State   Cyco.net's Registration Statement on Form SB-2
                      on August 9, 2001                                        filed with the Securities and Exchange
                                                                               Commission on September 13, 2001

4.1                   Stock Specimen                                           Incorporated by reference to Exhibit 2.4 to
                                                                               the Company's Annual Report on Form 10-KSB as
                                                                               filed with the Securities and Exchange
                                                                               Commission on April 16, 2001

5.1                   Opinion re: Legality                                     Incorporated by reference to Exhibit 5.1 to
                                                                               the Company's Registration Statement on Form
                                                                               SB-2 filed with the Securities and Exchange
                                                                               Commission on September 13, 2001

10.1                  Line of Credit Agreement dated August 9, 1999            Incorporated by reference to Exhibit 10.0 to
                                                                               the Company's Annual Report on Form 10-KSB as
                                                                               filed with the Securities and Exchange
                                                                               Commission on April 16, 2001

10.2                  Amendment to Line of Credit Agreement dated August 9,    Incorporated by reference to Exhibit 10.1 to
                      1999                                                     the Company's Annual Report on Form 10-KSB as
                                                                               filed with the Securities and Exchange
                                                                               Commission on April 16, 2001

10.3                  Promissory note from Cyco.net, Inc. to Francisco         Incorporated by reference to Exhibit 99 to the
                      Urrea, Jr.                                               Company's Annual Report on Form 10-KSB as
                                                                               filed with the Securities and Exchange
                                                                               Commission on April 16, 2001

10.4                  May Davis Extension Agreement                            Incorporated by reference to Exhibit 99 to the
                                                                               Company's Quarterly Report on Form 10-QSB
                                                                               filed with the Securities and Exchange
                                                                               Commission on January 4, 2001

10.5                  R. Gene Klawetter Letter of Resignation                  Incorporated by reference to Exhibit 99.2 to
                                                                               the Company's 8-K filed with the Securities
                                                                               and Exchange Commission on August 22, 2000

10.6                  Lease Agreement                                          Incorporated by reference to Exhibit 99.3 to
                                                                               the Company's 8-K filed with the Securities
                                                                               and Exchange Commission on August 22, 2000

10.7                  Equity Line of Credit Agreement dated as of August       Incorporated by reference to Exhibit 10.7 to
                      2001 between Cyco.net and Cornell Capital Partners,      the Company's 10-QSB for the quarter ended
                      L.P.                                                     September 30, 2001 filed with the Securities
                                                                               and Exchange Commission on November 12, 2001

                                     II-4

EXHIBIT NO.           DESCRIPTION                                              LOCATION
-----------           -----------                                              --------
10.8                  Warrant dated as of August 2001 given by Cyco.net to     Incorporated by reference to Exhibit 10.7 to
                      Cornell Capital Partners, L.P.                           the Company's 10-QSB for the quarter ended
                                                                               September 30, 2001 filed with the Securities
                                                                               and Exchange Commission on November 12, 2001

10.9                  Registration Rights Agreement dated August 2001          Incorporated by reference to Exhibit 10.7 to
                      between Cyco.net and Cornell Capital Partners, L.P.      the Company's 10-QSB for the quarter ended
                                                                               September 30, 2001 filed with the Securities
                                                                               and Exchange Commission on November 12, 2001

10.10                 Escrow Agreement dated as of August 2001 among           Incorporated by reference to Exhibit 10.7 to
                      Cyco.net, Cornell Capital Partners, L.P., Butler         the Company's 10-QSB for the quarter ended
                      Gonzalez LLP and First Union National Bank               September 30, 2001 filed with the Securities
                                                                               and Exchange Commission on November 12, 2001

23.1                  Consent of Stark Winter Schenkein & Co., LLP             Provided herewith

23.2                  Consent of Kirkpatrick & Lockhart LLP                    Provided herewith

         (b) No reports on Form 8-K were filed under the Securities Exchange Act of 1934 during the quarter ended September 30, 2001.

ITEM 28.  UNDERTAKINGS

         The undersigned registrant hereby undertakes:

                  (1) To file, during any period in which it offers or sells securities, a post-effective amendment to this registration statement to:

                           (i)  Include  any  prospectus  required  by Sections
10(a)(3) of the Securities Act of 1933 (the "ACT");

                           (ii) Reflect in the  prospectus  any facts or events
arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective Registration Statement;

                           (iii)  Include any  additional  or changed  material
information on the plan of distribution;

                  (2) That, for the purpose of determining any liability under the Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the bona fide offering thereof.

                  (3) To remove from registration by means of a post-effective amendment any of the securities that remain unsold at the end of the offering.

         Insofar as indemnification for liabilities arising under the Act may be permitted to directors, officers and controlling persons of the small business issuer pursuant to the foregoing provisions, or otherwise, the small business issuer has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the small business issuer of expenses incurred or paid by a director, officer or controlling person of the small business issuer in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the small business issuer will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

         In accordance with the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Amendment No. 1 to the Form SB-2 and authorized this registration statement to be signed on our behalf by the undersigned, in Albuquerque, New Mexico, December 12, 2001.

                                  CYCO.NET, INC.

                                  By:  /s/ Richard Urrea
                                      -----------------------------------
                                  Name:    Richard Urrea
                                  Title:   Chief Executive Officer and President


         Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates stated.

SIGNATURE                              TITLE                                        DATE
---------                              -----                                        ----
/s/ Richard Urrea                      President and Chief Executive Officer        December 12, 2001
--------------------------------
Richard Urrea



/s/ Daniel Urrea                       Chief Financial Officer (Principal           December 12, 2001
--------------------------------       Accounting Officer)
Daniel Urrea


/s/ Francisco Urrea, Jr.               Director                                     December 12, 2001
--------------------------------
Francisco Urrea, Jr.